ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of this 11th day of December, 2015 (the "Effective Date"), is made and entered into by and between GLOBAL MEDICAL REIT, INC., a Maryland corporation ("Purchaser"), and G.I.C.M. REAL ESTATE, LLC, a Tennessee limited liability company ("GRE"), G.I.C.M GERMANTOWN, LLC, a Tennessee limited liability company ("Germantown"), BARTLETT MEDICAL COMPLEX, LLC, a Tennessee limited liability company ("Bartlett"), G.I. DIAGNOSTIC AND THERAPEUTIC CENTER RENTAL COMPANY, LLC, a Tennessee limited liability company ("GIDTCRC"), GASTROENTEROLOGY CENTER OF THE MIDSOUTH RENTAL COMPANY, LLC, a Tennessee limited liability company ("GCMSRC"), G.I.C.M. DESOTO, LLC, a Mississippi limited liability company ("Desoto") (GRE, Germantown, Bartlett, GIDTCRC, GCMSRC and Desoto being herein collectively referred to as "Sellers" and each individually as a "Seller").

RECITALS:

A. WHEREAS, Sellers own a 52,266 square foot clinic portfolio consisting of the following facilities:

Owner	Facility
GRE	2999 Centre Oak Way, Germantown TN
Germantown	2020 Exeter Road, Germantown, TN
Bartlett	3350 N. Germantown Road, Bartlett, TN
GIDTCRC	1310 Wolf Park Drive, Germantown, TN
GCMSRC	1324 Wolf Park Drive, Germantown, TN
Desoto	7668B Airways, Southaven, MS

as further described on Exhibit A (being herein collectively referred to as "Properties" and each individually as a "Property), together with all real property, improvements and all appurtenances thereto, including surface parking (being herein collectively referred to as "Facilities" and each individually as a "Facility"), which defined term shall include all of the Assets (as defined in Recital B below) applicable to the Facilities).

B. WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following, hereinafter collectively referred to as the "Assets":

(i) Sellers' good and marketable, valid and insurable fee simple title and all other rights, title and interest of Sellers in and to the parcel(s) of real property on which the

Facilities are located, such real property being more particularly described on Exhibit B, attached hereto (the "Real Property");

(ii) Sellers' fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the "Improvements");

(iii) all right, title and interest of Sellers in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights, and privileges of Sellers in and to the Real Property and the Improvements; and

(iv) all licenses, permits and warranties held or owned by Sellers benefiting the Facilities to the extent transferable and/or assignable.

C. WHEREAS, simultaneously therewith, Purchaser and Sellers intend that Purchaser will Lease the Facilities to Gastroenterology Center of the MidSouth, P.C., a Tennessee professional corporation ("Tenant") pursuant to a lease in accordance with the terms set forth herein (the "Facility Lease").

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1 Transfer of Assets. For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, and subject to the terms and conditions herein provided, Sellers shall convey, transfer and assign the Assets to Purchaser.

1.2 Closing.

(a) Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder (the "Closing") shall occur on or before 2:00 p.m. CT on the date sixty (60) days after the Effective Date (the "Closing Date"), although the parties shall endeavor to close by December 31, 2015. Provided, however, that if all of the Required Consents (as defined in Section 5.3(b) below) are not received by Purchaser on or before the Closing Date, the Closing Date will be automatically extended on a month-to-month basis to permit Seller and Purchaser to continue pursuing the Required Consents for which each is responsible, and the Closing will occur on the latter of (i) the date at least fifteen (15) days after the date on which the last of the Required Consents is obtained; or (ii) the last day of the calendar month in which the last of the Required Consents is obtained. If all Required Consents have not been received within thirty (30) days after the end of the Due Diligence

Period, either party may terminate this Agreement upon written notice to the other party given prior to 6:00 p.m. CT on that date, in which case the Earnest Money will be refunded to Purchaser,, and neither party will have any further obligation or liability to the other party. The Closing will be effective for accounting purposes as of 12:01:01 a.m. on the Closing Date such that the Closing Date will be a day of income and expense to Purchaser.

(b) On the Closing Date, all documents and other materials required from Sellers under Section 9.1(b) (collectively, the "Seller Documents") and from Purchaser under Section 9.1(c) (collectively, the "Purchaser Documents") in order to effectuate the consummation of the Closing shall be delivered to the offices of the Purchaser, or at such other date, time and place as Purchaser may reasonably require taking into account the relative location of any lenders. Notwithstanding the foregoing, (i) Sellers may deliver all of the Seller Documents required hereunder to the Title Company (as defined in Section 4.10(c) below), as escrow agent ("Escrow Agent") or Purchaser's counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier, and (ii) Purchaser may deliver all of the Purchaser Documents required hereunder to Escrow Agent on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier.

1.3 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets shall be Twenty Million and No/100 Dollars ($20,000,000.00), subject to the prorations and further adjustments as provided for in this Agreement. At the Closing, the Purchase Price shall be paid in cash, subject to the prorations and further adjustments as provided for in this Agreement, by wire transfer of immediately available federal funds to Escrow Agent ("Cash Proceeds").

1.4 Deposit. Within ten (10) days following the Effective Date Purchaser will deposit the amount of Fifty Thousand and No/100 Dollars ($50,000.00) (the "Earnest Money") with the Title Company as earnest money to be held as provided herein. It is understood that the Earnest Money shall be held and disbursed as set forth herein. At Closing, the Earnest Money shall be applied to the Purchase Price.

1.5 Payment of Purchase Price. At Closing, Purchaser shall pay the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Sellers as specified in this Agreement, as set forth in Section 1.3 hereofi

1.6 No Assumed Liabilities. At Closing, Purchaser shall NOT assume any liabilities or obligations of Sellers whatsoever, fixed or contingent, and prior to, on and after the Closing Date, Sellers shall retain and discharge in the ordinary course all liabilities and obligations of Sellers. Purchaser shall not assume any contracts, equipment leases or leases. There shall be no adjustment between Purchaser and Sellers of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Sellers or their affiliate, as Tenant under the Facility Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

1.7 Due Diligence Period.

(a) Sellers and Purchaser hereby acknowledge that, as of the Effective Date, Purchaser has not yet had an opportunity to conduct due diligence and fully review and evaluate all aspects of this transaction and the condition and suitability of the Assets. In order to enable Purchaser to commence its due diligence review in a timely and efficient manner, Sellers agree to deliver to Purchaser all items identified on Purchaser's preliminary due diligence checklist attached hereto as Exhibit C (the "Preliminary Due Diligence Checklist") on or before the date five (5) days after the Effective Date (the "Diligence Delivery Date"). Purchaser may supplement the Preliminary Due Diligence Checklist as Purchaser deems appropriate and Sellers shall provide the supplemental items to Purchaser within five (5) days after written request by Purchaser. To the extent Sellers have any of the items on the Preliminary Due Diligence Checklist in electronic format, Sellers shall send true, correct and complete copies of those items to Purchaser via the internet. To the extent Sellers have items on the Preliminary Due Diligence Checklist in hardcopy, but not in electronic format, Sellers shall make true, complete and correct copies of those items and deliver them to Purchaser via overnight courier. Sellers shall organize all materials in accordance with the Preliminary Due Diligence Checklist and shall identify each item with reference to the number assigned to it on the Preliminary Due Diligence Checklist.

(b) For the period (as such period may be extended pursuant to Section 4.9(b) or (c) below, the "Due Diligence Period") commencing on the Effective Date and continuing until 6:00 p.m. CT on the forty-fifth (45th) day following the Effective Date, Purchaser shall have the right to terminate this Agreement by written notice to Sellers in the event Purchaser, in Purchaser's sole discretion, is not satisfied with the Assets for any reason, which reason need not be specified in such notice, provided that such notice is delivered (in accordance with the provisions of this Agreement) to Sellers on or before 6:00 p.m. CT on the last day of the Due Diligence Period. If such notice of termination is so delivered on or before 6:00 p.m. CT on the last day of the Due Diligence Period, then this Agreement shall terminate and the parties shall thereafter be released from all further duties and obligations under this Agreement. If this Agreement is not terminated as set forth in this Section 1.7 or as otherwise provided herein, then this Agreement shall remain in full force and effect, and the Earnest Money shall be non-refundable, except for a termination of this Agreement on account of a Sellers default or because the Property has suffered a material damage, destruction or condemnation loss.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Sellers represent and warrant the following, each of which warranties and representations is material to and is relied upon by Purchaser:

2.1 Organization and Qualification.

(a) GRE, Germantown, Bartlett, GIDTCRC and GCMSRC are limited liability companies duly organized and validly existing under the laws of the State of Tennessee with full power and authority to own assets and to carry on their businesses as it is now being

conducted and to own or lease and operate the Assets they own or lease as and in the place now owned, leased or operated, and as will be leased pursuant to the Facility Lease, respectively.

(b) Desoto is a limited liability company duly organized and validly existing under the laws of the State of Mississippi with full power and authority to own assets and to carry on its business as it is now being conducted and to own or lease and operate the Assets its owns or leases as and in the place now owned, leased or operated, and as will be leased pursuant to the Facility Lease, respectively.

2.2 Authority; Binding Effect.

(a) Sellers have, and at Closing will have, the full and unrestricted right, corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Sellers in connection with such transactions, including, without limitation, the Seller Documents, and all agreements, instruments and documents being or to be executed and delivered by Sellers (collectively, "Related Documents").

(b) This Agreement and each Related Document, upon due execution and delivery by Sellers, will constitute the legal, valid, and binding obligation of Sellers, enforceable in accordance with its respective terms.

(c) Sellers have obtained all required limited liability company approval required for the execution and consummation of this Agreement, the Related Documents and all transactions contemplated hereby and thereby.

2.3 Licenses. Exhibit A sets forth the current use of each Facility (the "Permitted Uses"). Exhibit D sets forth all permits, licenses, and other authorizations issued and required by Governmental Authorities to be held by Sellers in connection with the ownership, maintenance and operation of the Facility, including, without limitation, such licenses of Sellers required for the Permitted Uses(collectively, the "Licenses"). The Licenses are in good standing and Sellers have not received written notice that any Seller is in violation of any restriction or other rules, regulations, statutes, ordinances or requirements or any judgments, decrees, writs, injunctions or orders of any Governmental Authority in effect as of the date hereof, or as enacted or amended from time to time after the Effective Date (collectively, "Applicable Laws") in connection with the Licenses or the Facility or otherwise affecting possession, operation and use thereof. Sellers are the holders of all the Licenses and there is no other person or entity that operates, manages or leases any of the Facilities, other than Tenant or Tenant's affiliates.

2.4 Governmental Authorities. Except as set forth on Exhibit E attached hereto, none of Sellers is required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (individually, a "Governmental Authority" and collectively, "Governmental Authorities") in connection with such Seller's execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any

Governmental Authority is required to be obtained by Sellers in connection with the execution, delivery and performance of this Agreement.

2.5 Taxes. All real property taxes and assessments, and all personal property taxes and assessments, in connection with the Assets allocable to the period prior to Closing have been paid or will be paid during the period such taxes are due and payable. In addition: (i) all income, sales and franchise taxes due and payable by Sellers during the period of Sellers' (or any affiliate of Sellers') ownership of the Assets, if any, and all interest and penalties thereon, if any, have been paid in full; (ii) all tax returns required to be filed by Sellers, if any (including, without limitation, all sales, franchise and payroll tax returns and reports), have been properly and timely filed, and correctly reflect the tax position of Sellers, and all taxes respectively due under such tax returns have been paid thereby or will be paid in the ordinary course of Sellers' business and in any event on or before the Closing; (iii) no Seller is subject to a claim for deficiency or other action in connection with any taxes and is not paying any taxes for any prior period under any installment agreement, compromise or settlement agreement or any other arrangement with any Governmental Authority; (iv) no tax returns of any Seller have been or are being examined by the Internal Revenue Service or any state or local Governmental Authority; and (v) all tax returns filed by Sellers after the Effective Date, covering periods prior to and including the Closing Date, will be properly and timely filed (giving consideration for allowable extensions) and all taxes respectively due under such tax returns will be timely paid.

2.6 No Defaults. The execution, delivery and performance of this Agreement and any of the Related Documents by Sellers do not and will not:

(a) Conflict with or result in any breach of the provisions of, or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other governing organizational documents, as the case may be, of Sellers;

(b) Violate any restriction to which Sellers are subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument, whether oral or written, to which any Seller is a party, or by which it or the Assets are bound, which will not be fully satisfied, assigned or terminated on or prior to Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments, or result in the creation or imposition of any lien, charge or encumbrance upon the Assets;

(c) Create any liens or other encumbrances on the Assets in favor of third parties;

(d) Constitute a violation of any Applicable Law of any Governmental Authority; or

(e) Result in the breach or violation of any of the warranties and representations herein set forth by Sellers.

2.7 Title to Property and Related Matters.

(a) There are no violations of any covenants or restrictions encumbering the Assets, and there are no violations of any Applicable Laws relating to the Licenses or the operation of the Facility for the Permitted Use or any other Applicable Laws of any Governmental Authorities applicable to the Assets or the operations thereof. No Seller has knowledge of any agreements, documents or instruments which are not recorded among the land records but which affect the title to any Facility other than the current leases of the Facilities to Tenant.

(b) Each Seller has continuously owned its Facility for a period of not less than four (4) years and using no names other than the name of the applicable Seller.

(c) Each Facility is supplied with such utilities as are necessary for the operation of such Facility as currently operated and for its intended purpose, and no Seller has any knowledge of any future plans by any utility provider to curtail or eliminate any utilities currently serving any of the Assets. All utility bills and deposits required by any utility providers have been paid by Sellers.

(d) No Seller has any knowledge of, or has received any notice that alleges any breach or default under any instrument creating any easement or access to a public road or attempting to terminate or revoke such easement or access.

(e) Other than as contemplated in that certain Final Plat of GI Center Medical Park filed of record in the Office of the Shelby County Register of Deeds as Instrument No. 08149403, there are no pending rezoning or other pending land use actions affecting any of the Assets or, to Sellers' knowledge, any properties in the immediate vicinity of the Assets. No Seller has received written notice of or has any knowledge of any threatened or contemplated rezoning or other land use actions affecting or which will affect the Assets, including, without limitation, on properties in the immediate vicinity of the Assets. There is no known violation of any Applicable Laws relating to the zoning, land use, building codes or other similar requirements of Governmental Authorities.

(f) At the Closing, no Seller shall be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Assets for which any such person could lawfully claim a lien against the Assets.

(g) There are no condemnation or eminent domain proceedings pending, or, to the knowledge of any Seller, threatened or contemplated against the Assets or any part thereof, or access thereto, and no Seller has received notice, oral or written, of the desire of any public authority or other entity to take or use the Assets or any part thereof. Between the Effective Date and the Closing, Sellers will give Purchaser prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Assets of which any Seller receives written notice or obtains knowledge.

(h) There are no parties other than Sellers, Tenant and Tenant's affiliates in possession of the Assets, or any portion thereof.

(i) There are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein.

2.8 Hazardous Substances.

(a) For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et. seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances (as hereinafter defined), (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation or maintenance of personal and real property that manages or releases Hazardous Substances or at which Hazardous Substances are managed, (F) common law torts, including so-called "toxic torts", and (G) environmental or ecological conditions on, under or about the Assets, all as in effect as of the Effective Date and on the Closing Date. For purposes of this Agreement, "Hazardous Substance" shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance", "hazardous material", "toxic substance", "hazardous waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored in the Facility and building components including, asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

(b) To the knowledge of Sellers, the Assets do not contain any Hazardous Substance, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facility and which are commonly used in other similar facilities, such as cleaning fluids, insecticides and medicines and radiological imaging (the "Common Products"), which Common Products have been used, transported, stored and disposed of by Sellers or Tenant in compliance with all applicable Environmental Laws;

(c) There is no pending or, to the knowledge of Sellers, threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at the Facility;

(d) No Seller has received any notice of, or has any knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of

any Hazardous Substance. Sellers shall notify Purchaser promptly of receipt of any such notice or knowledge after the Effective Date;

(e) (i) Sellers have owned and operated the Assets in compliance with all applicable Environmental Laws, have obtained all necessary permits under the Environmental Laws for Sellers' operation of the Assets, and have not used any of the Assets for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, except as permitted by law, and (ii) to the knowledge of Sellers, the Assets are currently in compliance with all applicable Environmental Laws;

(f) There has been no discharge of any Hazardous Substance on or from any of the Assets during the time of Sellers' ownership or occupancy thereof, except as permitted by law; and

(g) Sellers have, or will, deliver to Purchaser copies of all reports or tests in Sellers' possession with respect to (i) the compliance of the Assets with Environmental Laws and (ii) the presence of Hazardous Substances on, in or from any Facility or the Real Property.

2.9 Patriot Act. Sellers are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order"), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"). No Sellers nor any of any Seller's affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.10 Survey Reports, Etc.; Compliance with Law. Sellers have delivered or, pursuant to Section 1.7, will deliver to Purchaser true and complete copies of all survey reports, waivers of deficiencies, plans of correction, and any other investigation notices, warnings, correspondence or reports issued with respect to the Facility (collectively, "Licensing Surveys"), and Sellers shall also promptly deliver to Purchaser any Licensing Surveys received, filed, arising or involving the Facilities between the Effective Date and the Closing Date. There are no material deficiencies or violations noted in any Licensing Surveys and Sellers have remedied, discharged and complied with all applicable plans of correction, such that there are no current violations or deficiencies with respect to any of the Licenses. To the knowledge of Sellers, Sellers are currently conducting, and have at all times conducted, their operation of the Facilities in compliance with all Applicable Laws.

2.11 Capital Expenditures. Except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Facilities, which Sellers covenant and agree to undertake and complete in the ordinary course consistent with past practices prior to Closing, no Seller has any outstanding contracts for capital expenditures relating to any Facility, nor does any Seller have any agreement, obligations or commitments for capital expenditures relating to any Facility, including, without limitation, additions to property, plant, equipment or intangible capital assets. No Seller has deferred or delayed implementing any capital expenditures at its Facility and its Facility has been constructed to an institutional (as opposed to residential) grade, including, without limitation, fire suppression systems and construction standards related to fire suppression.

2.12 Absence of Notices. No Seller has received any written notice, or has any knowledge, that (a) any customer or supplier of any Seller intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with any Facility, either as a result of the transaction contemplated hereby or otherwise or (b) any federal, state, county, municipal or other Governmental Authority is alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of Applicable Law, including, without limitation, applicable health care licensure laws or violations under the Licenses, with respect to any Facility or any part thereof.

2.13 Third Party Payor Reimbursement. Sellers do not bill patients or third party payors for any services.

2.14 Financial Statements. Sellers have or shall deliver to Purchaser copies of the financial statements listed in the Preliminary Due Diligence Checklist certified by the chief financial officers of Sellers (collectively, the "Financial Statements") as follows: (a) income statements of Sellers for the fiscal years ended 2012, 2013 and 2014; (b) income statements, balance sheets, changes in owners' equity and cash flow of Sellers (the "Most Recent Financial Statements") as of and for the ten (10) month period ended October 31, 2015; and (c) a schedule of capital improvements to the Facilities that were completed in the fiscal years ended 2012, 2013, and 2014. The Financial Statements (including the notes thereto, if any) have been prepared on an Internal Revenue Code Section 704(b) book basis of accounting on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Facilities as of such dates and the results of operation of the Facilities for such periods.

2.15 Licensed Beds. There are no licensed beds at any Facility.

2.16 No Litigation. Except as set forth on Exhibit F attached hereto, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or, to the knowledge of any Seller, threatened against or relating to any Seller, any Facility, any Seller's operation of any Facility, any of the Assets or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the knowledge of any Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority. If the matters set forth on Exhibit F if any, are decided adversely, it will not materially or adversely affect the Assets, any Seller or any Seller's operation of any Facility.

2.17 **[Intentionally deleted.]**

2.18 **[Intentionally deleted.]**

2.19 **[Intentionally deleted.]**

2.20 Employee and Labor Relations. Sellers are in compliance with all federal, state or other Applicable Laws respecting employment and employment practices at the Facilities (collectively, "Employment Laws"). Sellers shall remain responsible for maintaining all employee benefit plans in compliance with Applicable Laws and Purchaser shall have no obligation with respect to any of Sellers' employee benefit plans at any time. No Seller has any unfunded or trailing obligation to fund any employee benefit plans.

2.21 Insurance. Attached as Exhibit G is a list of insurance policies carried and insurance coverages maintained by Sellers with respect to the Facilities, and upon request by Purchaser, Sellers shall provide copies of any policies to Purchaser. Sellers' insurance policies and coverages are in full force and effect and include coverages, policy limits, deductibles and other terms that are customary for the Permitted Use at similar facilities.

2.22 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Sellers in this Agreement and the statements and information set forth in the attached Exhibits are true and accurate in every material respect.

2.23 Materials Provided. All materials provided to Purchaser by Sellers either prior to the Effective Date or during the term hereof, including, without limitation, all items on the Preliminary Due Diligence Checklist, are true, accurate and complete in all material respects.

2.24 Survival. The representations and warranties of Sellers contained in Article II are made as of the Effective Date and shall be deemed to be remade on and as of the date of the Closing, and shall survive the Closing for a period of two (2) years. Except as updated in accordance with Section 4.10(h), the representations and warranties of Sellers set forth in Article II shall be true and correct as of the Closing Date as a condition to Purchaser's obligation to consummate the purchase of the Assets. Sellers' collective liability for any inaccuracies in representations and warranties made herein shall not exceed the amount of the Earnest Money.

Notwithstanding anything else to the contrary herein, any reference in this Agreement to "knowledge" of Seller shall be deemed to mean the actual knowledge of Michael Dragutsky, M.D. and David Harano.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Sellers:

3.1 Corporate Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland with full power and authority to own assets and to carry on its business as it is now being conducted.

3.2 Authorization, Binding Effect. Purchaser has, and at Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. The consummation of the transactions contemplated herein has been duly authorized and approved by all necessary corporate action of Purchaser. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3 No Violation. Purchaser is not subject to or obligated under any certificate of incorporation, bylaw, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

3.4 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

3.5 Survival. The representations and warranties of Purchaser contained in Article III are made as of the Effective Date and shall be deemed to be remade on and as of the date of the Closing, and shall survive the Closing for a period of one (1) year. Except as updated in accordance with Section 5.3(c), the representations and warranties of Purchaser set forth in Article III shall be true and correct as of the Closing Date as a condition to Sellers' obligations to consummate the sale of the Assets.

ARTICLE IV.
COVENANTS OF SELLERS

Sellers covenant and agree during the period after the Effective Date and through and including the Closing Date as follows:

4.1 Regular Course of Business. Sellers shall (a) maintain the Assets in good order and repair and otherwise in sufficient repair, order and condition to satisfy the representations and warranties as to the condition and quantity of the Assets set forth in Article II; (b) comply with all Applicable Laws with respect to the Assets and the operation thereof, including, without limitation, all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Facilities and compliance with all Governmental Programs; (c) not enter into any agreements or leases that would have had to be disclosed on any exhibit hereto had such agreements or leases been entered into prior to the Effective Date without prior written notice to Purchaser and Purchaser's approval thereof, which approval shall not be unreasonably withheld;

(d) keep in full force and effect present insurance policies through the Closing Date; and (e) maintain in good standing all Licenses.

4.2 Full Access and Disclosure. The term "Facility Management" means the following personnel: the principals of Sellers, any regional vice presidents (or other personnel with managerial oversight of the Facilities), the directors or executive directors, as applicable, of the Facilities, the head maintenance persons at the Facilities. On the Effective Date, Sellers shall notify the Facility Management of the pending sale/leaseback of the Facilities to Purchaser and instruct the Facility Management to fully cooperate with Purchaser and to treat the pending sale with utmost confidentiality. Thereafter, Sellers shall afford to Purchaser and its counsel, accountants, environmental consultants, engineers, appraisers, lenders and other authorized representatives (collectively, "Purchaser's Representatives") access to the Facilities during business hours, including, but not limited to, the roof, all FF&E, the heating and cooling systems, and any and all financial data and records, operating data and other information requested, including the Most Recent Financial Statements, audits, inspection reports, plans of correction with respect to Licensing Surveys, payroll information, Government Program reports, employment agreements, personnel policies, and all contracts, agreements, correspondence files and other documents relating to the Facilities so that Purchaser may have a full opportunity to make such investigations of the Assets and the Facilities as Purchaser shall desire to make. Sellers shall be entitled to have a representative present during Purchaser's scheduled visits. Prior to expiration of the Due Diligence Period, Purchaser's access to personnel shall be limited to meeting with the Facility Management, unless otherwise approved by Sellers, which approval may not be unreasonably withheld. Purchaser and Purchaser's Representatives will execute all documents reasonably required by Seller or Tenant regarding protected health information. Up until the date of Closing, Sellers shall furnish such additional financial and operating data and other information as Purchaser and Purchaser's Representatives shall from time to time reasonably request, and Sellers shall supplement or amend any information, written or otherwise, previously delivered or otherwise disclosed to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth or disclosed.

4.3 Borrowing. No Seller shall create or permit to become effective any additional mortgage, pledge, lien, encumbrance or charge of any kind upon all or any portion of the Assets.

4.4 Consents. Sellers shall obtain, at Sellers' cost and expense, on or prior to Closing, all consents necessary for Sellers to fulfill Sellers' obligations to consummate the transactions contemplated hereby, including, without limitation, any required consents of any Governmental Authority.

4.5 Compliance with Laws. Sellers shall comply with all Applicable Laws in conjunction with the execution, delivery and performance of this Agreement, the transactions contemplated hereby and the ownership, operation and maintenance of the Facilities prior to Closing.

4.6 Taxes. Sellers shall file all federal, state and local returns, and, to the extent applicable, estimates and reports and pay all amounts then due, for all taxes for all periods through and including the Closing Date to the extent due and payable at any time prior to the

Closing Date hereunder and otherwise to the extent necessary to transfer the Facilities to Purchaser in accordance with the terms of this Agreement.

4.7 No Disposition of Assets. No Seller shall sell, lease or otherwise dispose of or distribute any of the Assets or properties related thereto or necessary for operation of any Facility and, to the extent depleted or replaced in the ordinary course, Sellers shall restock and replenish any portion of the Assets consumed or used between the Effective Date and the Closing Date with Assets of comparable quality.

4.8 Further Documentation. Sellers agree that following the Closing, upon request by Purchaser, Sellers will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, in order to more fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets to be sold to Purchaser pursuant to this Agreement. This Section shall survive Closing.

4.9 Confidentiality. Sellers will use their commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser (other than information that is a matter of public knowledge or that has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) and such information shall not at any time be used for the advantage of Sellers or their representatives or disclosed to third parties (including Facility-based Employees) by Sellers or their representatives, other than to the extent necessary to consummate the transactions contemplated hereby or as required by Applicable Law.

4.10 Title Insurance and Survey; Environmental Assessments.

(a) Existing Title Documents. As part of its delivery of the items on the Preliminary Due Diligence Checklist, Sellers will provide to Purchaser a copy of Sellers' currently effective title insurance policy and plats and surveys in its possession that relate to the Real Property.

(b) Third Party Reports; Expenses. Purchaser has ordered and will pay for the appraisals for the Facilities. Sellers have ordered and will pay for an ALTA survey for each of the Facilities (the "Surveys"). Within three (3) business days of the Effective Date, Purchaser shall order (i) a Phase One environmental assessment ("Phase One"); (ii) an engineering inspection (a "Property Condition Report"); and (iii) a property zoning report (a "Property Zoning Report") for each of the Facilities. The preparer, form and content of the Phase One reports, the Property Condition Reports and Property Zoning Reports (collectively referred to as the "Reports") must be satisfactory to Purchaser in its reasonable discretion. Purchaser shall bear the cost of the Reports; provided, however, that Sellers shall reimburse Purchaser for half of the reasonable cost of the Reports at Closing.

(c) Title Commitment and Survey. Purchaser, at Purchaser's option, shall use commercially reasonable efforts to obtain title commitments for the Facilities (the "Title Commitments"), issued by a national title company selected by Purchaser (the "Title Company")

prior to the expiration of the Due Diligence Period, which Title Commitments shall contain a commitment by the Title Company to issue to Purchaser title insurance policies on an extended coverage ALTA Owner's form, in form and substance reasonably acceptable to Purchaser (the "Title Policy") insuring the valid fee simple title to the Facilities. Purchaser shall order such Title Commitments within five (5) days of the Effective Date. In the event that Purchaser is unable to obtain the Title Commitments at least ten (10) days prior to the expiration of this Due Diligence Period, the Due Diligence Period shall be automatically extended until the date that is five (5) Business days after Purchaser receives both the Title Commitments and Surveys. Sellers will cause all standard exceptions to be deleted from the Title Policies at the Closing, other than exceptions for (i) such itemized matters shown on the Surveys to which Purchaser does not object pursuant to the provisions hereof and (ii) taxes for the year in which the Closing occurs which are not yet due and payable, and Sellers will execute and deliver or otherwise obtain such documents and instruments as the Title Company shall reasonably require, including, without limitation, Sellers' affidavits, gap indemnities and the like. Purchaser shall have until the expiration of the Due Diligence Period to give written notice to Sellers accepting or objecting to the Title Commitments and Surveys, with any such notice of objection specifying the exceptions or other matters to which Purchaser objects. The failure of Purchaser to object to any matter reflected in a Title Commitment or Survey prior to the expiration of the Due Diligence Period shall cause such matter to become a Permitted Encumbrance; provided, however, Sellers shall be unconditionally obligated to pay any outstanding indebtedness evidenced by, and cause the release of any lien, mortgage, deed of trust, deed to secure debt, security agreement, judgment, tax lien or other encumbrance affecting the Assets and capable of being released through or as a result of the payment of money (collectively, "Monetary Encumbrances") irrespective of whether Purchaser objects to same unless and only to the extent that such obligation is waived in writing by Purchaser. Notwithstanding the foregoing, Purchaser shall not have the right to object to any matters created or consented to in separate written consent by Purchaser, all of which shall be deemed to be "Permitted Encumbrances" hereunder. If Purchaser objects to any encumbrance or other matter reflected in a Title Commitment or Survey, Sellers shall have ten (10) Business Days from the date of the notice of such objection within which to cure the same (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item provided such affirmative insurance shall be reasonably satisfactory to Purchaser and any lender of Purchaser and sufficient, in Purchaser's reasonable judgment, to adequately address Purchaser's and any lender's concerns with respect to such matter) and in the event Sellers shall fail or refuse to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Sellers in writing of Purchaser's election (x) to make such payments as are necessary to effect releases of such claims Sellers are not prepared to cure and to proceed to Closing or (y) to terminate this Agreement by notice to Sellers, in which case the Earnest Money shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder or (z) to extend the Closing Date for a period not to exceed thirty (30) days to enable Purchaser or Sellers to so cure; provided, however, (i) Purchaser shall have the right, but shall not be obligated, to cure such matters, (ii) if neither party cures such matters in said thirty (30) day period, Purchaser shall again have the right to terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder and (iii) any such extension shall not limit or affect Sellers' absolute obligation hereunder to cure all Monetary Encumbrances. In the event that any

update to the Title Commitment prior to or on the Closing Date reveals any new matter not previously shown or disclosed on the prior Title Commitment, then Purchaser will have the same rights of objection, termination and extension of the Closing Date, and Sellers will have the same obligations of cure, as set forth above. In the event Sellers undertake or commit to cure any item to which Purchaser objects and does not cure the same on or before Closing, completion of such cure to Purchaser's satisfaction shall be a condition to Purchaser's obligation to close the transaction contemplated herein.

(d) Environmental Reports. Sellers will provide copies of any previously prepared Phase I environmental assessments or other environmental assessments in any Seller's possession conducted for the Facilities pursuant to the Preliminary Due Diligence Checklist. Pursuant to Section 4.10(b), Purchaser shall obtain Phase One reports for each Facility and will have until the expiration of the Due Diligence Period to approve or disapprove the Phase Ones in writing delivered to Sellers. If the Phase One recommends that a Phase II Environmental Assessment (a "Phase II") be ordered for any Facility, then Purchaser will use commercially reasonable efforts to obtain such Phase II prior to the expiration of the Due Diligence Period. If the Phase II is not completed prior to the expiration of the Due Diligence Period, the Due Diligence Period shall automatically be extended until the date that is five (5) Business Days after the date that Purchaser receives the Phase II. Should Purchaser disapprove of any matter set forth in the Phase I or Phase II, Purchaser shall notify Sellers in writing of such disapproval at or prior to the expiration of the Due Diligence Period (as such period may be extended as contemplated above) (the "Environmental Notice"). The failure of Purchaser to deliver an Environmental Notice to Seller on or prior to the expiration of the Due Diligence Period shall be deemed to be a waiver by Purchaser of any right to disapprove any matter specifically set forth in the Phase I or Phase II, respectively. If Purchaser delivers an Environmental Notice to Sellers prior to the expiration of the Due Diligence Period, Sellers shall have ten (10) Business Days from the date of Sellers' receipt of such Environmental Notice in which to advise Purchaser whether or not Sellers will cure the same prior to Closing, and if Sellers fail or refuse to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Sellers in writing of Purchaser's election (x) to waive the matters to which Purchaser objected and to proceed to Closing or (y) to terminate this Agreement by notice to Sellers, in which case the Earnest Money shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder or (z) to extend the Closing Date for a period not to exceed thirty (30) days to enable Purchaser or Sellers to so cure; provided, however, (i) Purchaser shall have the right, but shall not be obligated, to cure such matters and (ii) if neither party cures such matters in said thirty (30) day period, Purchaser shall again have the right to terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder.

(e) No Solicitation. After the Effective Date and before the Closing Date, no Seller shall directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of all or any portion of the Assets, or any assets of or equity interest in any Seller or any business combination involving any Seller, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

(f) Surveys; Relicensing Surveys and Cooperation. Sellers shall provide to Purchaser any Licensure Surveys, including, without limitation, reports, waivers of deficiency, plans of correction, and any other investigation reports issued with respect to the Facilities between the Effective Date and the Closing Date. Sellers shall be obligated to deliver to Purchaser upon Purchaser's request all information and documentation within Sellers' control to enable Purchaser to make timely filings with the Governmental Authorities.

(g) Capital Expenditures. Sellers shall complete all commercially reasonable capital projects as needed on an emergency basis or as otherwise required to maintain the Facilities in good operating condition in a good and workmanlike manner, using materials and labor, all at Sellers' sole cost and expense.

(h) Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Sellers shall give Purchaser prompt written notice of (i) any representation and warranty made by any Seller in this Agreement which any Seller hereafter learns was inaccurate or incorrect when originally made and (ii) any event, change or occurrence which would make any representation or warranty of any Seller inaccurate or incorrect as of the time of such event, change or occurrence (Sellers hereby acknowledging and agreeing that all representations and warranties of any Seller herein are hereby deemed to re-made and re-affirmed by each Seller each and every day while this Agreement is in effect) and (iii) any event, change or occurrence which will or reasonably may be anticipated to prevent Sellers from making the same representations and warranties as set forth herein on and as of the Closing Date. The giving of any such notices shall not limit or modify any rights of Purchaser hereunder arising in the case of a breach of a representation or warranty by any Seller, and Purchaser shall have the right to terminate this Agreement at any time prior to Closing following receipt by Purchaser of any such notice of a materially inaccurate or incorrect representation or warranty, such determination of materiality to be made by Purchaser in its sole discretion.

ARTICLE V.
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that:

5.1 Confidentiality. Prior to Closing, Purchaser will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement, all information relating to Sellers, and all financial statements, drawings, designs, customer and supplier lists by Purchaser (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority or disclosed pursuant to Applicable Law, order, subpoena or demand of any Governmental Authority (including any disclosure required of Purchaser's parent company pursuant to applicable securities laws) or as is necessary to be disclosed to lessors, lenders, Governmental Authorities, Purchaser and Purchaser's employees and third parties in order to consummate this transaction).

5.2 Compliance with Laws. Purchaser shall comply in all material respects with all Applicable Laws Purchaser is required to comply with in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.3 Required Consents; Governmental Approvals.

(a) Subject to Purchaser's performance of its obligation to cooperate and provide information as contemplated herein, Sellers shall make all filings with Governmental Authorities, and use commercially reasonable efforts to seek to obtain all permits, approvals, authorizations and consents of all Governmental Authorities required to consummate the transactions contemplated by this Agreement, including, without limitation, filing applications to obtain all necessary or appropriate approvals for all Licenses, agreements, certificates and other consents from all Governmental Authorities, third parties and Government Program agencies, including, without limitation, Government Program provider agreements entered into with each applicable Governmental Authority and the United States, if any, and any municipality, or other governmental agency or administrative body that authorizes or regulates the operation of the Facility and the conduct of the business thereon as presently operated upon terms and conditions acceptable to Purchaser in its sole discretion (individually and collectively, "Governmental Approvals"). Each party shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing.

(b) The Governmental Approvals necessary to convey the Assets to Purchaser, if any, shall be referred to as "Required Consents."

(c) Further Documentation. Purchaser agrees that following the Closing Date, upon request by Sellers, Purchaser will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without requiring the expenditure of funds by Purchaser, as necessary to fully consummate the transactions contemplated by this Agreement.

(d) Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Purchaser shall give Sellers prompt written notice of any representation and warranty made by Purchaser in this Agreement which becomes materially inaccurate or incorrect, to the extent Purchaser obtains knowledge of such inaccuracy or incorrectness.

ARTICLE VI.
INDEMNIFICATION

6.1 Indemnification by Sellers. In addition to, and without limiting any indemnification obligation of Tenant, as lessee under the Facility Lease, Sellers unconditionally and irrevocably indemnify, protect and agree to defend and hold harmless Purchaser from and against any and all loss, cost or expense, including reasonable attorneys' fees, arising from (i) the breach or violation of any representation or warranty of any Seller contained in Article II of this Agreement; (ii) the failure of any Seller to satisfy or perform any covenant contained in Article II of this Agreement; and (iii) any claims made against Purchaser by any third party arising out of a failure of a Seller with respect to (i) or (ii) above (collectively, "Purchaser Indemnified Losses"). Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

6.2 Indemnification by Purchaser. Purchaser hereby unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Sellers from and against any and all loss, cost or expense, including costs and reasonable legal fees, incurred by Sellers as a result of the breach or violation of any representation or warranty of Purchaser in Article III of this Agreement and any claims made against any Seller by a third party arising out of a breach or violation of any representation or warranty of Purchaser in Article III of this Agreement. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

6.3 Notification of Claims.

(a) A party entitled to be indemnified pursuant to Section 6.1 or 6.2 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand and has made such determination, but in no event later than one (1) year following the Closing; provided, however, that the Indemnified Party's failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party's rights with respect thereto so long as such notice has been delivered to the Indemnifying Party within one (1) year of the Closing, except to the extent the Indemnified Party is prejudiced by the delay. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VI within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described hereinbelow.

(b) If the Indemnified Party notifies the Indemnifying Party of any claim or demand pursuant to Section 6.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 6.1 or 6.2, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 6.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party and is able to demonstrate to the Indemnified Party its financial wherewithal to fully perform its indemnification obligation in the event such contested claim is resolved adversely to the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying

Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.

(c) The Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless the Indemnified Party determines in good faith that there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will have the right to choose and fund other counsel to represent the Indemnified Party or to reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such Third Party Claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such Third Party Claim, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable legal expenses and out-of-pocket expenses incurred in connection with such requested participation.

(d) An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim against an Indemnified Party or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

6.4 Exclusive Remedy. The parties' respective rights to indemnification set forth in this Article VI shall be their sole right and remedy following Closing for any default or breach of this Agreement or the covenants, representations and warranties herein.

ARTICLE VII. CONDITIONS TO THE OBLIGATIONS OF PURCHASER

Each and every obligation of Purchaser under this Agreement, except for the obligations of Purchaser to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article, unless waived in writing by Purchaser. The following constitute material conditions to Purchaser's performance hereunder, the failure of any of which shall entitle Purchaser to terminate this Agreement upon written notice to Sellers:

7.1 Representations and Warranties; Performance.

(a) The representations and warranties made by Sellers herein and in the Related Documents shall be true and correct in all material respects (materiality to be determined by Purchaser in its reasonable discretion) as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b) Sellers shall have performed and complied with each of their covenants pursuant to this Agreement or any Related Documents in all material respects through the Closing.

7.2 Required Consents; Authorization.

(a) Purchaser or its designee shall have received or obtained all internal approvals and Required Consents.

(b) Purchaser shall have received certified copies of resolutions duly adopted by the board of directors of each Seller (or each Seller's general partner, manager or members, as appropriate) approving the transactions contemplated by this Agreement.

(c) No Destruction or Condemnation of Property. No Facility shall have suffered material damage, destruction or condemnation loss (or received notice of an impending condemnation loss). If, after the Effective Date, any Facility incurs damage, destruction or condemnation loss (or received notice of an impending condemnation loss) which is not material damage, destruction or loss, Sellers shall be required to repair any such damage, destruction or loss (in all instances to restore the Facility to fully functional status consistent with prior operation) before Purchaser shall be obligated to proceed to Closing. For the purposes of this Section, "material damage, destruction or loss," shall mean damage to, or condemnation loss (or impending condemnation loss) that (a) is reasonably expected to cost $100,000.00 or more to repair, (b) materially interferes with the operation of the Facility or (c) renders the Facility less than a functional structure in which Tenant can operate the business currently conducted thereon.

(d) No Proceeding or Litigation. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or the Facility Lease or (ii) would cause any of the transactions contemplated by this Agreement or the Facility Lease to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

(e) Title Insurance. Title to the Real Property shall be as required by Section 4.10 above, Purchaser shall have received the Title Policies in the form therein free and clear of encumbrances other than the Permitted Encumbrances.

(f) Material Adverse Change. There has been no Material Adverse Change. For purposes hereof, the term "Material Adverse Change" shall mean any change or event or effect that is materially adverse to the Assets, business, prospects or financial condition of any Facility or in the adjusted net operating income of any Facility, each as reasonably determined by Purchaser.

(g) Other Agreements. Sellers shall have delivered into the Closing escrow their countersigned copies of the Seller Documents.

(h) Purchaser Financing. On terms and conditions satisfactory to Purchaser in its reasonable discretion, Purchaser shall have obtained financing secured by the Assets to

complete the transaction contemplated by this Agreement. Sellers shall reasonably cooperate with Purchaser to provide documents, records, financial statements and other such information as may be requested by Purchaser's lender in order for Purchaser to secure necessary financing. Such cooperation shall include, without limitation, execution and delivery of a subordination agreement for the Facility Lease by Tenant, if required, so long as such subordination agreement contains a non-disturbance provision reasonably acceptable to Sellers.

7.3 Tenant Lease. The duly executed Facility Lease in the form attached as Exhibit H to be effective as of the Closing shall have been entered into by Purchaser and Tenant.

ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF SELLERS

Each and every obligation of Sellers under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Sellers:

8.1 Representations and Warranties; Performance.

(a) The representations and warranties made by Purchaser herein and in the Related Documents, shall be true and correct in all material respects on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b) Purchaser shall have performed and complied with all covenants required by this Agreement to be performed and complied in all material respects with by Purchaser prior to the Closing.

8.2 Other Agreements. Purchaser shall have delivered into the Closing escrow its countersigned copies of the Purchaser Documents.

ARTICLE IX.
CLOSING

9.1 Possession and Closing Documents.

(a) Possession. Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date unless Tenant is entitled possession thereto pursuant to the terms of the Facility Lease.

(b) Closing Documents. Sellers shall deliver to Purchaser on the Closing Date:

(i) Duly executed special warranty deeds conveying the Real Property and Improvements to Purchaser, free and clear of all encumbrances other than the Permitted Encumbrances (the "Deed");

(ii) Such additional bills of sale, certificates of title and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Purchaser and Sellers, dated as of the Closing, conveying all title to the Assets, free and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

(iii) Evidence of the authority of Sellers to execute and deliver the Seller Documents in order to effectuate the Closing;

(iv) Duly executed affidavit in form reasonably satisfactory to obtain the Title Policies, without exception for mechanic's, materialman's or other statutory liens;

(v) A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein ("Closing Statement"), duly executed by Sellers;

(vi) A duly executed bring-down certificate in form reasonably acceptable to Purchaser, reaffirming that the representations and warranties of Sellers are true and correct as of the Closing Date;

(vii) Duly executed certificates and affidavits of non-foreign status; and

(viii) Any other documents reasonably required by the Title Company.

(c) Purchaser shall deliver to Tenant or cause to be delivered to Tenant, the following:

(i) the duly executed Facility Lease;

(ii) the Closing Statement.

9.2 Closing Adjustments. There shall be no adjustment of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Tenant, as lessee under the Facility Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

9.3 Closing Costs. Sellers and Buyer shall each pay one–half of any escrow or closing charges of the Title Company. Purchaser shall pay: (i) the cost of the appraisals and the Reports, subject to Sellers' reimbursement obligation below; (ii) Purchaser's legal fees; (iii) all transfer taxes related to conveyance of the Property, (iv) all costs of any financing obtained by Purchaser, including but not limited to recording costs, indebtedness tax; and (v) the premium for the Lender's title policy and the cost of all title endorsements required by Purchaser. Seller shall pay: (i) the cost of the Surveys; (ii) all costs (including recording costs) to pay off and release any Monetary Encumbrance; (iii) any brokerage fees associated with this transaction; (iv) Sellers' attorney's fees; and (v) the title exam fees and the premium for the Title Policy. At Closing, Sellers shall reimburse Purchaser for half of the reasonable cost of the Reports.

ARTICLE X.
DEFAULT; REMEDIES

10.1 Purchaser's Default. If at any time Purchaser is in default of any representation, warranty or covenant of Purchaser under this Agreement in any material respect, and Sellers gives notice of such default to Purchaser ("Sellers' Notice") then Purchaser will have a period expiring on the tenth (10th) Business Day after the date of Sellers' Notice ("Purchaser's Cure Period"), to (i) correct or cure Purchaser's default or (ii) if the Due Diligence Period has not expired, to terminate this Agreement by notice to Sellers, whereupon the Earnest Money shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof.

10.2 Default Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser's default is corrected or cured within Purchaser's Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.3 Default Not Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser does not cure its default within the Purchaser's Cure Period, then, provided no default by any Seller then exists and provided that Sellers have not elected to waive such default, this Agreement shall terminate and the parties shall be released and discharged of and from all further obligations and liabilities under this Agreement, and the Earnest Money shall be paid to Sellers as Sellers' sole and exclusive liquidated damages and in full and complete settlement and liquidation of all damages sustained by Sellers, it being acknowledged by Sellers and Purchaser that the amount of damages incurred by Sellers as a result of Purchaser's default would be substantial but difficult, if not impossible, to ascertain and that such liquidated damages represent the parties' best estimate of the damages Sellers will incur as a result of such default. Sellers shall not be entitled to exercise any other rights, powers or remedies at law or in equity, other than its right to receive the Earnest Money pursuant hereto, and Sellers hereby expressly and irrevocably waive all such other rights, powers and remedies and hereby covenants not to sue.

10.4 Sellers' Default. If any Seller is in default of any representation, warranty or covenant of any Seller under this Agreement in any material respect and Purchaser gives notice of such default to Sellers ("Purchaser's Notice"), then Sellers will have a period expiring on the tenth (10th) Business Day after the date of Purchaser's Notice ("Sellers' Cure Period"), to correct or cure Seller's default.

10.5 Default Cured. If Sellers' default is corrected or cured within Sellers' Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.6 Default Not Cured. If Sellers do not cure their default within the Sellers' Cure Period then, upon notice to Sellers, Purchaser may elect to either (i) proceed to Closing, in which case Purchaser will have the right to maintain an equitable action against Sellers for specific performance of their obligation to sell the Assets and to perform hereunder; or (ii) terminate this

Agreement. If Purchaser elects to terminate this Agreement under subsection (ii) above, then (A) the Earnest Money shall be returned to Purchaser; and (C) Purchaser shall be entitled to pursue an action for damages against Sellers for its out of pocket expenses, not to exceed an amount equal to the Earnest Money.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties with respect to any of the terms contained herein.

11.2 Waiver of Compliance; Consent. Any failure of any Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

11.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

If to Sellers, to:

G.I.C.M. Real Estate, LLC
G.I.C.M. Germantown, LLC
Bartlett Medical Complex, LLC
G.I. Diagnostic and Therapeutic Center Rental Company, LLC
Gastroenterology Center of the MidSouth Rental Company, LLC
G.I.C.M. Desoto, LLC
2020 Exeter Road
Germantown, TN 38138
Attention: David Harano
Fax No.: (901) 682-0044
E-mail: DHarano@gastro1.com

with a copy to:

Butler Snow LLP
6075 Poplar Avenue, Suite 500
Memphis, TN 38119
Attn: Paula Proctor Daniel

Fax: (901) 680-7201
Email: Paula.Daniel@butlersnow.com

If to Purchaser, to:

Global Medical REIT, Inc.
4800 Montgomery Lane, Suite 450
Bethesda, Maryland 20814
Fax: 202 380 0891
Email: AlfonsoL@GlobalMedicalREIT.com

with a copy to:

Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Attn: Ann Peldo Cargile
Fax: 615-252-2373
Email: acargile@babc.com

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section. Notwithstanding the foregoing, Purchaser shall be permitted in connection with the exercise of its rights to terminate this Agreement or to give title, survey or environmental objections on or before the expiration of the Due Diligence Period to send any such termination or objection notice via electronic mail which shall constitute effective delivery for purposes hereof.

11.4 Brokers and Finders; Expenses. Except for Sellers' retention of Commercial Advisors, LLC, whose compensation shall be the sole obligation and responsibility of Sellers, the parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Sellers on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.5 Attorney's Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any action, suit or proceeding to enforce the other's obligations under this Agreement.

11.6 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Purchaser may assign its rights under the Agreement to an affiliate that controls Purchaser or is controlled by Purchaser or is under common control with Purchaser, including joint venture entities in which Purchaser or its affiliates share control with third parties, without the prior written consent of Seller (each such assignee a "Purchaser's Permitted Assignee"). Other than the foregoing, neither Purchaser nor any Seller may assign this Agreement without first obtaining the other party's written consent, which may be withheld in such other party's sole discretion.

Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section, Purchaser's Permitted Assignee(s) shall be deemed to be the Purchaser hereunder and shall be the beneficiary of all of Sellers' warranties, representations and covenants in favor of Purchaser under this Agreement. If there is more than one Seller hereunder, the obligations of Sellers hereunder shall be joint and several.

11.7 Governing Law. This Agreement shall be governed by the laws of the State of Tennessee as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

11.8 Business Day. If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day, such date shall be automatically extended to the next Business Day. As used herein, a "Business Day" means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State of Tennessee.

11.9 Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.

11.10 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.11 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

11.12 Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

11.13 Exhibits. Nothing in any Exhibit shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Exhibit identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. Any fact or item disclosed on any Exhibit hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

11.14 Reliance. In executing and in carrying out the provisions of this Agreement, the parties are relying solely on the representations, warranties and agreements contained in this Agreement and on any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty,

agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

11.15 Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosure (without the consent of the other party): (a) if prior to Closing, such disclosure it believes in good faith is required by Applicable Law or stock market rule (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure) or (b) if post-Closing, disclosure of such of the principal terms of the transaction contemplated by this Agreement that such party elects to make.

11.16 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11.17 Time of the Essence. Time is of the essence of this Agreement. However, if the final date of any period which is set out in any provision of this Agreement falls on a day that is not a Business Day, in such event, the time of such period shall be extended to the next day which is a Business Day in accordance with Section 11.8 of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

GLOBAL MEDICAL REIT, INC., a Maryland corporation

By: David A. Young
Chief Executive Officer

Date: Dec. 14, 2015

[SELLERS' SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

G.I.C.M. REAL ESTATE, LLC, a Tennessee limited liability company

By: _[signature]_
Name: Michael Bragutsky
Title: President

Date: 12/11/15, 2015

G.I.C.M GERMANTOWN, LLC, a Tennessee limited liability company

By: G.I.C.M. REAL ESTATE, LLC,
a Tennessee limited liability company,
Sole Member

By: _[signature]_
Name: Michael Bragutsky
Title: President

Date: 12/11, 2015

BARTLETT MEDICAL COMPLEX, LLC, a Tennessee limited liability company

By: G.I.C.M. REAL ESTATE, LLC,
a Tennessee limited liability company,
Sole Member

By: _[signature]_
Name: Michael Bragutsky
Title: President

Date: 12/11, 2015

G.I. DIAGNOSTIC AND THERAPEUTIC CENTER RENTAL COMPANY, LLC, a Tennessee limited liability company

By: G.I.C.M. REAL ESTATE, LLC,
a Tennessee limited liability company,
Sole Member

By: [signature]
Name: Michael Dragutsky
Title: President

Date: 12/11, 2015

GASTROENTEROLOGY CENTER OF THE MIDSOUTH RENTAL COMPANY, LLC, a Tennessee limited liability company

By: G.I.C.M. REAL ESTATE, LLC,
a Tennessee limited liability company,
Sole Member

By: [signature]
Name: Michael Dragutsky
Title: President

Date: 12/11, 2015

G.I.C.M. DESOTO, LLC, a Mississippi limited liability company

By: G.I.C.M. REAL ESTATE, LLC,
a Tennessee limited liability company,
Sole Member

By: [signature]
Name: Michael Dragutsky
Title: President

Date: 12/11, 2015

EXHIBIT A

The Facilities

Name	Address	Type/Use	
	2999 Centre Oak Way, Germantown TN	Medical Office	
	2020 Exeter Road, Germantown, TN	Administrative Offices	
	3350 N. Germantown Road, Bartlett, TN	Medical Office	
	1310 Wolf Park Drive, Germantown, TN	GI Ambulatory Surgery Center	
	1324 Wolf Park Drive, Germantown, TN	Medical Office	
	7668B Airways, Southaven, MS	Medical Office and GI Ambulatory Surgery Center	

EXHIBIT B

Legal Description of the Real Property

GRE:

2999 Centre Oak Way, Germantown, TN:

Lot 9, FOREST HILL-IRENE COMMERICAL SUBDIVISION, as shown on plat of record in Plat Book 221, Page 48, in the Register's Office of Shelby County, Tennessee, reference to which plat is hereby made for a more particular description of said property.

Germantown:

PARCEL 1 - 2020 Exeter Road, Germantown, TN:

Unit G in the Office Centre, a Condominium, being part of the Premises described in the Master Deed of record as Instrument No. U7 5567, as amended at Instrument No. V4 4765, in the Register's Office of Shelby County, Tennessee, to which Master Deed reference is hereby made for a more particular description of said property.

Bartlett:

PARCEL 2 - 3350 N. Germantown Road, Bartlett, TN:

Lot 1, G I Center Medical Park, of record in Plat Book 241, Page 1, in the Register's Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

GIDTCRC:

PARCEL 3 - 1310 Wolf Park Drive, Germantown, TN:

Lot 10, Wolf River Professional Center Commercial Subdivision, of record in Plat Book 196, Page 20, in the Register's Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

GCMSRC:

PARCEL 4 - 1324 Wolf Park Drive, Germantown, TN:

Lot 12, Wolf River Professional Center Commercial Subdivision, of record in Plat Book 196, Page 20, in the Register's Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

DeSoto:

PARCEL 5 – 7668B Airways, Southaven, MS:

Lot 11-C, Second Division of Lot 11-A, Second Revision Airways Gardens Commercial Subdivision as recorded in Plat Bok 102 Page 19 and being the G.I.C.M. Desoto, LLC property as described in Book 525 Page 77 less and except that portion described in Book 545 Page 737 and being in the Northwest Quarter of Section 30, Township 1 South, Range 7 West in Southaven, Desoto County, Mississippi:

Beginning at an iron pin pipe found at the intersection of the north line of Lot 10-A, 2nd Revision, Airways Gardens Commercial Subdivision as recorded in Plat Book 73 Page 23 with the west line of the Stormwater Detention Basin, Airways Gardens Commercial Subdivision as recorded in Plat Book 73 Page 23, said iron pipe being 697.31 feet east and 3811.26 feet north of the recognized and accepted southwest corner of Section 30, Township 1 South, Range 7 West, Southaven, Desoto County, Mississippi; thence North 89 degrees 54 minutes 16 seconds West with the north line of said Lot 10-A a distance of 293.23 feet to an iron pin set in the east line of Lot 2-A, Third Revision, Lebonheur Ambulatory Subdivision as recorded in Plat Book 102 Page 12; thence North 00 degrees 00 minutes 36 seconds East with the east line of said Lot 2-A a distance of 288.27 feet to an iron pin set in the south line of Lot 11-B, First Division of Lot 11-A, Second Revision, Airways Gardens Commercial Subdivision as recorded in Plat Book 73 Page 23; thence South 89 degrees 47 minutes 01 seconds East with the south line of said Lot 11-B a distance of 52.20 feet to an iron pin found in the east line of said Lot 11-B; thence North 01 degrees 22 minutes 07 seconds West with the east line of said Lot 11-Ba distance of 50.84 feet to an iron pin found in the south line of Lot 2, City Center Subdivision as recorded in Plat Book 47 Page 5; thence South 89 degrees 52 minutes 00 seconds East with the south line of said Lot 2 a distance of 61.05 feet to a point (found iron pipe 1.5 foot south) in the west line of Stormwater Detention Basin, Airways Gardens Commercial Subdivision as recorded in Plat Book 73 Page 23; thence South 28 degrees 06 minutes 04 seconds East with said west line a distance of 384.58 feet to the point of beginning and containing 1.52 acres.

EASEMENT PARCELS AS REFERENCED IN EASEMENT AGREEMENT OF RECORD IN BOOK 525, PAGE 56 IN THE CHANCERY CLERK'S OFFICE OF DESOTO COUNTY, MISSISSIPPI.

INGRESS/EGRESS EASEMENT OF RECORD IN PLAT BOOK 102, PAGE 12 IN THE CHANCERY CLERK'S OFFICE OF DESOTO COUNTY, MISSISSIPPI.

EXHIBIT C

Preliminary Due Diligence Checklist

- Company Information (Gastro information)
  - Organizational structure and ownership charts
  - Description of entity ownership, ownership record book, and equity holder list
  - List of medical staff by specialty (age, board certification)
  - Insurance certificate and loss run reports for the Operator/Tenant
  - Description of any pending, threatened, or past litigations
- Certification, Compliance, and Regulator (Gastro information)
  - Accreditation certificates (JCAHO, AAAHC, etc.) and any accreditation survey reports and the responses to any noted deficiencies or to conditional accreditation
  - Any governmental approvals, permits, certificates, registrations, licenses and the like required in order for the facility to conduct its business
  - Quality reports or summary quality data for the facility
  - Copies of Medicare Cost Report (if applicable)
  - Summary of any notices from governmental entities regarding any possible violations
- Real Estate Physical Assessment Due Diligence (Sellers of real estate)
  - Environmental Phase I and physical assessment condition reports
  - Surveys, title insurance policy, and title commitments
  - Copies of any document affecting use of property (easements, HOAs, CCRCs, etc)
  - Building floor plans and space measurement reports
  - Any certificate or license needed to occupy and use the building
  - List of major capital expenditures in the past three years
  - Fixed asset roll-forward report and depreciation schedules
- Financial Information
  - Operator/Tenant and Guarantor Financial Statements (Gastro information)
    - Cash flow statement, income statement, and balance sheet
    - Year-end and year-to-date for past three years
    - Monthly for trailing twelve months (preferably in excel or text)
    - Current and next year detailed budget with supporting assumptions
  - Entity that owns real estate being sold (Seller of real estate)
    - Cash flow statement, income statement, and balance sheet
    - Year-end and year-to-date for past three years
  - Information on real estate being sold (Seller of real estate)
    - Copies of appraisals done to obtain bank financing
    - Copies of utility bills for past two years
    - Copies of any subleases (if applicable)
    - Property tax bills for the past two years (assessment notice & tax bills)
    - Summary/list of any building service contract (HVAC, elevators, etc)

- Revenue Due Diligence (Gastro information)
  - Revenue break downs, collection rate, A/R schedule, and bad debt allowance by payor for past two years, including out-of-network and co-pays percentages
  - Utilization stats, case volumes and revenue by specialty and by physician

EXHIBIT D

Licenses

NONE

EXHIBIT E

Required Notices to Governmental Authorities

NONE

EXHIBIT F

Litigation

NONE

<u>EXHIBIT G</u>

<u>Insurance</u>

Maintained by Tenant

EXHIBIT H

Facility Lease

LEASE

between

[AFFILIATE OF GLOBAL MEDICAL REIT, INC.],
a Delaware limited liability company as Landlord

AND

GASTROENTEROLOGY CENTER OF THE MIDSOUTH, P.C.,
a Tennessee professional corporation
as Tenant

Dated as of __________ ___, 20___

LEASE

THIS LEASE ("Lease") is dated as of ____________, 20__, and is by and between ____ ________________, a Delaware limited liability company ("Landlord"), and GASTROENTEROLOGY CENTER OF THE MIDSOUTH, P.C., a Tennessee professional corporation ("Tenant"), on the other hand.

SECTION 1

1.1 Premises; Term. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant, and Tenant leases from Landlord, all of Landlord's rights and interests in and to the following (collectively, the "Premises"):

(a) the real property or properties described in Exhibit A hereto (the "Land");

(b) all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land, including alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Additions thereto (collectively, the "Leased Improvements");

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the "Related Rights"); and

(d) all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment; and built in oxygen and vacuum systems (if any), all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the "Fixtures").

SUBJECT, HOWEVER, to the easements, encumbrances, covenants, conditions and restrictions and other matters that affect the Premises as of the date hereof or the Commencement Date or that are created thereafter as permitted hereunder, TO HAVE AND TO HOLD for (1) the Fixed Term (as defined below), and (2) the Extended Terms provided for in Section 19.1, unless this Lease is earlier terminated as hereinafter provided.

SECTION 2

2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (c) all references in this Lease to designated "Sections,"

"Sections" and other subdivisions are to the designated Sections and other subdivisions of this Lease; (d) the word "including" shall have the same meaning as the phrase "including, without limitation," and other similar phrases; and (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Section, Section or other subdivision:

Acquisition Price: The sum $20,000,000.

Additional Charges: As defined in Section 3.2.

Affiliate: Any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the definition of Controlling Person below, and Section 24.1.1 below, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, limited liability company or other legal entity, the term "Affiliate" shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), Fifty Percent (50%) or more of any class of voting security or equity interests of such entity, (ii) any Subsidiary of such entity and (iii) any Subsidiary of a Person described in clause (i).

Appraiser: As defined in Section 34.1

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Bankruptcy Code: The United Stated Bankruptcy Code (11 U.S.C. § 101 et seq.), and any successor statute or legislation thereto.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

Capital Additions: One or more new buildings, or one or more additional structures annexed to any portion of any of the Leased Improvements, or the material expansion of existing improvements that are constructed on any parcel or portion of the Land during the Term including the construction of a new wing or new story, or the repair, replacement, restoration, remodeling or rebuilding of the existing Leased Improvements or any portion thereof.

Code: The Internal Revenue Code of 1986, as amended.

Commencement Date: The date hereof.

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Controlling Person: Any (i) Person(s) that, directly or indirectly (including through one or more intermediaries), controls Tenant and would be deemed an Affiliate of Tenant, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control Tenant and would be deemed an Affiliate of Tenant, and (ii) Person(s) that controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s) and which would be deemed an Affiliate of any such Controlling Person(s).

Coverage Requirement. A minimum EBITDARM/Rent ratio from Tenant operations of 2:1.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

EBITDARM. For any period, NOI, adjusted to add thereto, without duplication, Tenant's (i) interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) rental expense; in each case determined in accordance with GAAP, to the extent applicable; and (v) compensation paid to Tenant's physicians.

Environmental Costs: As defined in Section 37.4.

Environmental Laws: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees and/or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Event of Default: As defined in Section 16.1.

Extended Term(s): As defined in Section 19.1.

Fair Market Value: The fair market value of the Premises, or applicable portion(s) thereof, or a Substitution Parcel (as defined in Section 40.2) determined in accordance with the appraisal procedures set forth in Section 34 and this definition. Fair Market Value shall be obtained by assuming that the Premises, or applicable portion(s) thereof, are unencumbered by this Lease. Fair Market Value shall also be the higher value obtained by valuing the Premises, or

applicable portion(s) thereof, as a fully-permitted facility operated in accordance with the provisions of this Lease. In addition, the negative value of (i) any deferred maintenance or other items of repair or replacement of the Premises; (ii) any then current or prior licensure or certification violations and/or admissions holds; and (iii) any other breach or failure of Tenant to perform or observe its obligations hereunder, shall not be taken into account in determining Fair Market Value; rather, the Premises shall be deemed to be in the condition required by this Lease (i.e., reasonably good order and repair) and Tenant shall at all times be deemed to have operated the Premises in compliance with and to have performed all obligations of the Tenant under this Lease.

Fiscal Year: Tenant's Fiscal Year, which now ends December 31 in each calendar year, with the new Fiscal Year beginning on the following January 1. If Tenant changes its Fiscal Year at any time during the Term, Tenant shall promptly give Landlord notice specifying such change. If any such change is made, all reporting and accounting procedures set forth in this Lease shall continue to be made in accordance with GAAP. Any appropriate adjustments to such procedures as a result of such change shall be made upon the mutual consent of Landlord and Tenant. No such change or adjustment shall alter the Term, and Tenant shall bear any accounting costs reasonably incurred by Landlord as a result of any such change or adjustment.

Fixed Term: The period of time commencing on the Commencement Date and ending at 11:59 p.m. where the Premises are located on the expiration of the twelfth (12th) Lease Year.

Fixtures: As defined in Section 1.1(d).

GAAP: Generally accepted accounting principles consistently applied.

Handling: As defined in Section 37.4.

Hazardous Substances: Collectively, any medical waste, petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental Law.

Impositions: Collectively, all taxes, including capital stock, franchise and other state taxes, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Premises and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Tenant which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord's interest in the Premises, (ii) the Premises or any parts thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Premises or the leasing or use of the Premises or any parts thereof; provided, however, that the following shall be expressly excluded from the definition of "Impositions": (1) any tax based on

net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord, (2) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the Premises or the proceeds thereof, (3) any recording taxes, indebtedness taxes or other taxes imposed with respect to or in connection with any of the Mortgages, and (4) any principal or interest on any indebtedness on the Premises for which Landlord is the obligor, except to the extent that any tax, assessment, tax levy or charge, of the type described in any of clauses (1), (2) or (3) above is levied, assessed or imposed in lieu of or as or as a substitute for any tax, assessment, levy or charge which is otherwise included in this definition of an "Imposition."

Insurance Requirement: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Land: As defined in Section 1.1(a).

Lease: As defined in the preamble.

Lease Year: Each period of twelve (12) full calendar months from and after the Commencement Date, unless the Commencement Date is a day other than the first (1st) day of a calendar month, in which case the first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) month following the month in which the Commencement Date occurs and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year; provided, however, that the last Lease Year during the Term may be a period of less than twelve (12) full calendar months and shall end on the last day of the Term.

Leased Improvements: As defined in Section 1.1(b).

Legal Requirements: (i) All federal, state, county, municipal and other governmental statutes, laws (including common law and Environmental Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, including those affecting the Premises, Tenant's Business Personal Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (1) require repairs, modifications or alterations in or to the Premises and all Tenant's Business Personal Property, (2) in any way adversely affect the use and enjoyment thereof, or (3) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance, and (ii) all covenants, agreements, restrictions, and encumbrances either now or hereafter of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant except as otherwise expressly permitted hereunder) affecting the Premises.

Landlord: As defined in the preamble.

Minimum Net Worth: Three Million and No/100 Dollars ($3,000,000), consisting of any combination of demonstrable fungible and fixed assets, including without limitation impounds required by Landlord, all as determined in accordance with GAAP.

Minimum Rent: The amount of minimum rent as determined pursuant to Section 3.1.

Mortgage: As defined in Section 13.1.

Mortgagee: As defined in Section 13.1.

Mortgage Documents: With respect to each Mortgage and Mortgagee, the applicable Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto.

NOI: The total revenues of the Tenant for a given period less all operating expenses of the Tenant for such period. For purposes of this definition, the term "operating expenses" shall not include depreciation, amortization, impairments or interest expense.

Occupancy Arrangement: Any sublease, license or other arrangement with a Person for the right to use, occupy or possess any portion of the Premises.

Occupant: Any Person having rights of use, occupancy or possession under an Occupancy Arrangement.

Officer's Certificate: A certificate of Tenant signed by an officer duly authorized to so sign on Tenant's behalf.

Overdue Rate: The lesser of (a) the Prime Rate, as published in The Wall Street Journal from time to time, plus four percent (4%) per annum, or (b) the maximum rate of interest allowed to be charged by applicable law.

Payment Date: Any due date for the payment of the installments of Minimum Rent or any other sums payable under this Lease.

Person: Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Premises: As defined in Section 1.1.

Primary Intended Use: As set forth in Exhibit B with respect to the applicable medical facility.

Purchase Contract: That certain Asset Purchase Agreement dated **[December ___, 2015]**, by and between G.I.C.M. REAL ESTATE, LLC, a Tennessee limited liability company , G.I.C.M GERMANTOWN, LLC, a Tennessee limited liability company, BARTLETT MEDICAL COMPLEX, LLC, a Tennessee limited liability company, G.I. DIAGNOSTIC AND THERAPEUTIC CENTER RENTAL COMPANY, LLC, a Tennessee limited liability company, GASTROENTEROLOGY CENTER OF THE MIDSOUTH RENTAL COMPANY, LLC, a Tennessee limited liability company, and G.I.C.M. DESOTO, LLC, a Mississippi limited liability company (collectively as Sellers) and Landlord.

Quarter: During each applicable Fiscal Year, the first three (3) calendar month period commencing on the first (1st) day of such Fiscal Year and each subsequent three (3) calendar month period within such Fiscal Year

Related Rights: As defined in Section 1.1(c).

Rent: Collectively, Minimum Rent, Additional Charges and all other amounts payable under this Lease.

State: The State or Commonwealth in which the Premises are located.

Subsidiaries: Corporations, partnerships, limited liability companies, business trusts or other legal entities with respect to which a Person owns, directly or indirectly (including through one or more intermediaries), more than fifty percent (50%) of the voting stock or partnership, membership or other equity interest, respectively.

Tenant: As defined in the preamble.

Tenant's Business Personal Property: All of Tenant's machinery, furniture and equipment, including phone systems and computers, trade fixtures, inventory (including raw materials, work in process and finished goods), supplies and other personal property used or useful in the use of the Premises for their Primary Intended Use, other than Fixtures.

Term: The Fixed Term and any Extended Terms, unless earlier terminated pursuant to the provisions hereof.

Unsuitable for Its Primary Intended Use: A state or condition of the Premises such that by reason of Condemnation, in the good faith judgment of Landlord and Tenant, the Premises cannot be operated on a commercially practicable basis for the Primary Intended Use.

SECTION 3

3.1 Rent.

3.1.1 Method and Timing of Payment. Tenant shall pay to Landlord in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, the amounts set forth hereinafter as Minimum Rent during the Term. Payments of Minimum Rent shall be made by wire transfer of funds initiated by Tenant to Landlord's account or to such other Person as Landlord from time to time may designate in writing. For the entire Fixed Term and each Extended Term, Tenant shall pay to Landlord Minimum Rent monthly, in advance, on or before the first (1st) day of each calendar month. The first monthly payment of Minimum Rent shall be payable on the Commencement Date (prorated as to any partial calendar month at the beginning of the Term).

3.1.2 Minimum Rent for First Lease Year. For the period from the Commencement Date and through and including the expiration of the first (1st) Lease Year, monthly "Minimum Rent" shall be as set forth in Exhibit B with respect to each applicable medical facility, which in the aggregate is an amount equal to One Million Three Hundred

Thousand and No/100 Dollars ($ 1,300,000.00). The Minimum Rent shall be increased by the same percentage of any (a) Capital Addition Costs funded by Landlord; and (b) Value Increase funded by Landlord under Section 40.2. Tenant will also remit to Landlord thirty thousand dollars ($30,000.00) annually, payable in equal monthly installments, for audit expenses related to Premises and related Tenant credit.

3.1.3 Minimum Rent Increases during Fixed Term. At the commencement of the third (3rd) Lease Year of the Fixed Term and at the commencement of each successive Lease Year thereafter during the Fixed Term, the monthly Minimum Rent shall increase to an amount equal to one hundred and seventy-five hundredths percent (1.75%) of the Minimum Rent payable during the last full month of the previous Lease Year.

3.1.4 Minimum Rent during Extended Terms. At the commencement of each Lease Year during the Extended Term, monthly Minimum Rent shall increase as set forth in Section 3.1.3.

3.2 Additional Charges. In addition to the Minimum Rent, (i) Tenant shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Tenant assumes or agrees to pay under this Lease; and (ii) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (i) above, Tenant shall also promptly pay and discharge to the applicable third party payee every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (i) and (ii) above being referred to herein collectively as the "Additional Charges"), and Landlord shall have the same remedies in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent.

3.3 Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the amount of which will be difficult to ascertain. Accordingly, if any installment of Rent shall not be paid when due and such failure within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (i) two percent (2%) of the amount of such installment per month until paid, or (ii) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, the amount unpaid, including any late charges, shall bear interest at the Overdue Rate compounded monthly from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.4 Net Lease. This Lease is and is intended to be what is commonly referred to as a "net, net, net" or "triple net" lease. The Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit (as applicable) of the installments of Minimum Rent and Additional Charges throughout the Term.

SECTION 4

4.1 Impositions.

4.1.1 Subject to Section 12.1 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for nonpayment. Subject to Section 4.4 below, Tenant shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments.

4.1.2 Landlord shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord's net income, gross receipts, franchise taxes and taxes on its capital stock, and Tenant shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Premises and Tenant's Business Personal Property.

4.1.3 Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required returns and reports to taxing authorities. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns and to the extent practicable, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

4.1.4 Subject to the conditions set forth in Section 12.1, Tenant may, upon notice to Landlord, at Tenant's option and at Tenant's sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant's expense as aforesaid, shall reasonably cooperate with Tenant in such protest, appeal, or other action but at no cost or expense to Landlord. Billings for reimbursement by Tenant to Landlord of personal property or real property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property with respect to which such payments are made. Any refund due from any taxing authority in respect of any Imposition paid by Tenant shall be paid over to Tenant if no Event of Default shall have occurred and be continuing hereunder. Any other refund shall be paid over to, or retained by, Landlord and applied to the payment of Tenant's obligations under this Lease in such order of priority as Landlord shall determine.

4.1.5 Landlord shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord has actual knowledge, but Landlord's failure to give any such notice shall in no way diminish Tenant's obligations hereunder to pay such Impositions.

4.1.6 Impositions imposed or assessed in respect of the tax-fiscal period during which the Term commences or terminates shall be adjusted and prorated between

Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such commencement or termination, and Tenant's obligation to pay its prorated share thereof shall survive termination of this Lease.

4.2 Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Premises. Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Landlord, Tenant and/or the Premises by reason of any of the easements, covenants, conditions and/or restrictions affecting or benefiting the Premises and/or any part(s) thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Premises, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3 Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Tenant hereunder.

4.4 Impound Account. Notwithstanding any provision of this Lease to the contrary, during the existence and continuance of any Event of Default by Tenant hereunder, Landlord shall have the right, by written notice to Tenant effective as of the date of such notice, to require Tenant to deposit, at the time each payment of Minimum Rent is due by Tenant under this Lease, an amount equal to one-twelfth of (a) Tenant's estimated annual Impositions relating to real estate and personal property taxes, of every kind and nature, required pursuant to Section 4.1, and (b) the estimated amount of insurance premiums required to procure the insurance coverage required to be maintained by Tenant pursuant to Section 13 below, into an impound account as directed by Landlord. The estimated amounts described in clauses (a) and (b) of the preceding sentence shall be established by Landlord in its reasonable discretion and may be adjusted from time to time by Landlord in its reasonable discretion; provided, however, in the event that the estimated amounts deposited by Tenant are in excess of the actual amounts owed by Tenant, such excess amounts shall be reimbursed to Tenant within thirty (30) days of such determination. The cost of administering such impound account shall be paid by Tenant. At the time any payment of Impositions and/or insurance premiums for the insurance coverages required pursuant to Section 13 below is due, and upon request by Tenant, accompanied by copies of all tax bills, invoices or other evidence reasonably satisfactory to Landlord of the amounts so due, Landlord shall apply funds on deposit with Landlord in such impound account to the appropriate amount due to the appropriate taxing authority and/or insurance provider: provided, however, that (i) Landlord shall have no obligation to deliver funds in excess of the total amount of funds held in such account, and (ii) upon the occurrence of an Event of Default, Landlord shall not be obligated to make such payments, but may instead apply such funds to payment of Tenant's other obligations under this Lease in such order as Landlord may determine. On the Commencement Date, Tenant shall deposit with Landlord such amounts, when considered with the monthly payments to be made by Tenant pursuant to this Section, as may reasonably be required to pay the full amount of such Impositions and insurance premiums at the time(s) the same become next due, all as reasonably determined by Landlord. No amount deposited with Landlord or into an impound account established pursuant to this Section shall be or be deemed to be escrow or trust funds, and at Landlord's option and in Landlord's discretion, any amounts deposited with Landlord may either be held in a separate account or be commingled by Landlord with the general funds of Landlord. Tenant shall not be entitled to interest on funds deposited

with Landlord or contained in any impound account established pursuant to this Section. Any amounts deposited with Landlord or contained in any impound account established pursuant to this Section shall be solely for the protection of Landlord and the Premises and entail no responsibility on Landlord's part beyond the application of such amounts as provided above. In the event of a transfer of Landlord's interest in the Premises or an assignment of Landlord's interest in this Lease, Landlord shall have the right to transfer to the transferee the amounts deposited by Tenant with Landlord or in any impound account established by Landlord pursuant to this Section and thereupon shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of such amounts to such a transferee/assignee. The amounts deposited by Tenant with Landlord or in any impound account established by Landlord pursuant to this Section may also be assigned as security in connection with a Mortgage. Nothing contained in this Section shall be deemed to affect any right or remedy of Landlord hereunder.

SECTION 5

5.1 No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly set forth in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of damage to or destruction of the Premises, Condemnation of the Premises, any claim that Tenant has or might have against Landlord, or any bankruptcy, insolvency, reorganization or other proceedings affecting Landlord or any assignee or transferee of Landlord, or for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever that may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Premises and/or any part(s) thereof; or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by any termination of this Lease other than by reason of an Event of Default.

SECTION 6

6.1 Ownership of the Premises. Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the exclusive possession and use of the Premises upon the terms and conditions of this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall, at its expense, repair and restore the Premises to the condition required by Section 9.1.4.

6.2 Business Personal Property. During the Term, Tenant shall, as necessary and at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Tenant's Business Personal Property and replacements thereof

which shall be the property of and owned by Tenant. Landlord shall have no rights to Tenant's Business Personal Property. Tenant shall provide and maintain during the entire Term all personal property necessary in order to operate the Premises in compliance with all licensure and certification requirements, all Legal Requirements and all Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use.

6.3 Transfer of Capital Additions to Landlord. Upon the expiration or earlier termination of this Lease (unless such termination is the result of Tenant's purchase of the Premises), all Capital Additions not owned by Landlord shall become the property of Landlord, free of any encumbrance, and Tenant shall execute all documents and take any actions reasonably necessary to evidence such ownership and discharge any encumbrance. Notwithstanding anything to the contrary in this Lease, upon the expiration or earlier termination of this Lease, Landlord shall not be obligated to reimburse Tenant for any replacements, rebuildings, alterations, additions, substitutions, and/or improvements that are surrendered as part of or with the Premises.

SECTION 7

7.1 Condition of the Premises. Tenant acknowledges that it has been managing or operating the Premises and has knowledge of the condition of the Premises. Tenant is leasing the Premises "AS IS" in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Premises including any defects or adverse conditions not discovered or otherwise known by Tenant as of the date hereof, except to the extent attributable to Landlord or its contractors. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS, EXCEPT TO THE EXTENT SUCH LIABILITY IS CAUSED BY LANDLORD OR ITS CONTRACTORS.

7.2 Use of the Premises.

7.2.1 Tenant covenants that it will obtain and maintain all authorizations and approvals needed to use and operate the Premises for such the Primary Intended Use and any other use conducted on the Premises as may be permitted from time to time hereunder in accordance with Legal Requirements including applicable licenses, provider agreements, permits, and Medicare and/or Medicaid certification (if applicable).

7.2.2 Tenant shall use or cause to be used the Premises and the improvements thereon for the Primary Intended Use. Tenant shall not use the Premises or any part(s) thereof for any other use without the prior written consent of Landlord.

7.2.3 Tenant shall operate continuously the entire Premises in accordance with the Primary Intended Use. Tenant shall devote the entirety of the Premises to the Primary Intended Use, except for areas reasonably required for office, storage space or ancillary service uses incidental to the Primary Intended Use.

7.2.4 Tenant shall conduct its business at the Premises in conformity with the standards of patient care practice provided in similar facilities in the State.

7.2.5 Tenant shall not commit or suffer to be committed any waste on the Premises or cause or permit any nuisance to exist thereon or with respect thereto. Tenant shall neither suffer nor permit the Premises or any part(s) thereof, or Tenant's Business Personal Property, to be used in such a manner as (a) might reasonably tend to impair Landlord's title thereto or to any portion thereof or (b) may make possible a claim of adverse use or possession, or an implied dedication of the Premises or any part(s) thereof.

7.2.6 Tenant shall not commit or suffer to be committed any waste on the Premises or cause or permit any nuisance to exist thereon or with respect thereto.

7.2.7 Notwithstanding any provision in this Section 7 or elsewhere in the Lease to the contrary, Tenant may discontinue or reduce operations at any or all of the Premises, and such action shall not be deemed an Event of Default or other breach of this Lease provided that Tenant otherwise performs its obligations under this Lease with respect to such Premises. Further, in the event Tenant ceases operations in the entirety of any facility set forth on Exhibit B (a "Vacant Facility"), at any time such facility remains vacant, Landlord shall have the right, but not the obligation, to terminate this Lease with respect to the Vacant Facility, whereupon the Minimum Rent shall be adjusted to reflect the removal of the Vacant Facility and Tenant shall no longer be obligated to pay Additional Rent attributable to the Vacant Facility.

7.3 Landlord to Grant Easements, etc. Landlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant's cost and expense, but subject to the approval of Landlord, (a) grant easements and other rights in the nature of easements; and (b) release existing easements or other rights in the nature of easements which are for the benefit of the Premises. Except as set forth in Section 36.1 with respect to granting Mortgages, or unless otherwise requested by Tenant, Landlord shall not grant any easements or impose any covenants, conditions or restrictions on the Premises without Tenant's consent, which consent shall not be unreasonably withheld.

SECTION 8

8.1 Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Section 12.1 regarding permitted contests, Tenant, at its expense, shall at all times (a) comply with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Premises and Tenant's Business Personal Property, whether or not compliance therewith may require structural changes in any of the Leased Improvements; and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Premises and Tenant's Business Personal Property for the applicable Primary Intended Use and for the proper erection,

installation, operation and maintenance of the Premises and Tenant's Business Personal Property. If, after thirty (30) days of receiving notice from Landlord, Tenant fails to comply with the provisions of this Section, Landlord may, but shall not be obligated to, enter upon the Premises and make all Capital Additions and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Premises, and Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that none of the Premises, Tenant's Business Personal Property or any Capital Additions shall be used for any unlawful purpose.

SECTION 9

9.1 Maintenance and Repair.

9.1.1 Tenant, at its expense, shall maintain the Premises and the Tenant's Business Personal Property in good order and repair, and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action that might impair the value or the usefulness of the Premises for the Primary Intended Use.

9.1.2 Landlord shall not under any circumstances be required to (a) build or rebuild any improvements on the Premises; (b) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (c) maintain the Premises in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

9.1.3 Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (a) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Premises or any part(s) thereof; or (b) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Premises or any part(s) thereof.

9.1.4 Unless Landlord shall convey any of the Premises to Tenant pursuant to the provisions of this Lease, Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Premises to Landlord in the condition in which the Premises was originally received from Landlord or (if applicable) were originally introduced to the Premises, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear.

9.2 Encroachments; Restrictions. Tenant shall take all steps necessary to cause the Leased Improvements to not encroach upon any property, street, right-of-way, easement or set-back line, or to not violate any restrictive covenant or other agreement affecting the Premises.

SECTION 10

10.1 Construction of Capital Additions and Other Alterations to the Premises. Without the prior written consent of Landlord, Tenant shall not (a) make any Capital Additions on or structural alterations to the Premises; (b) enlarge or reduce the size of the Premises or otherwise materially alter or affect (other than repair and replacement thereof) any main building systems, including any main plumbing, electrical or heating, ventilating and air conditioning systems; or (c) make any Capital Additions or other alterations which would tie in or connect with any improvements on property adjacent to the Land. Tenant may, without Landlord's prior written consent, make any alterations, additions, or improvements (collectively, "alterations") to the Premises if such alterations are not of the type described in either clause (a), (b) or (c) above, so long as in each case: (i) the same do not (A) decrease the value of the Premises, (B) affect the exterior appearance of the Premises, or (C) adversely affect the structural components of the Leased Improvements or the main electrical, mechanical, plumbing or ventilating and air conditioning systems; (ii) the same are consistent or better in terms of style, quality and workmanship to the original Leased Improvements and Fixtures; (iii) the same are constructed and performed in accordance with the provisions of this Section; and (iv) the cost thereof does not exceed, in the aggregate, $200,000 for any twelve (12) month period. Any alterations (other than alterations described in clauses (a), (b) or (c) above, and other than alterations which meet the foregoing requirements of clauses (i), (ii), and (iii) and (iv) above) shall be subject to Landlord's prior written consent, which consent shall not be unreasonably withheld. Landlord's consent will not be withheld for Capital Additions necessary to accommodate expansion and improvement of Tenant's business as long as clauses (i), (ii), and (iii) and (iv) above are satisfied. To the extent Landlord's prior written consent shall be required in connection with any alterations or Capital Additions, Landlord may impose such conditions thereon in connection with its approval thereof as Landlord in its sole but reasonable judgment deems appropriate. Notwithstanding the foregoing, Landlord agrees that painting, landscaping, and replacement of floor, wall and window coverings shall be deemed alterations which do not require Landlord's consent, regardless of the cost thereof, so long as the same meet the requirements of clauses (ii) and (iii) above. With respect to any Capital Additions or alterations permitted hereunder, (A) all work done in connection with such construction shall be done promptly and in a good and workmanlike manner using first-class materials and in conformity with all Legal Requirements; (B) promptly following the completion of such construction, Tenant shall deliver to Landlord "as built" drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (C) if by reason of the construction thereof, a new or revised Certificate of Occupancy for any component of the Premises is required, Tenant shall obtain and furnish a copy of the same to Landlord promptly upon completion thereof.

SECTION 11

11.1 Liens. Subject to the provisions of Section 12.1 relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its

expense any lien, encumbrance, attachment, title retention agreement or claim upon the Premises, excluding, however, the matters that exist as of the Commencement Date.

SECTION 12

12.1 Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord's name, at Tenant's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; subject, however, to the further requirement that (a) the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Premises, or Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Premises or the Rent by reason of such nonpayment or noncompliance; (b) neither the Premises nor the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; and (c) neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings. If any such contest is finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

SECTION 13

13.1 General Insurance Requirements. During the Term, Tenant shall at all times keep the Premises, and all property located in or on the Premises, including all Capital Additions, the Fixtures and Tenant's Business Personal Property, insured with the kinds and amounts of insurance described below. Each element of the insurance described in this Section shall be maintained with respect to the Premises and Tenant's Business Personal Property and operations thereon. This insurance shall be written by companies authorized to do insurance business in the State in which the Premises is located. All liability type policies (excluding medical malpractice insurance) must name Landlord as an "additional insured." All casualty policies on the Premises shall name Landlord as "loss payee." Losses shall be payable to Tenant except as provided in Section 14. In addition, all casualty loss policies on the Premises shall name as an "additional insured" or "loss payee" the holder of any mortgage, deed of trust or other security agreement ("Mortgagee") securing any indebtedness or any other encumbrance placed on any Premises in accordance with the provisions of Section 36.3.1 ("Mortgage") by way of a standard form of mortgagee's loss payable endorsement; provided that Landlord delivers the name and address of any such Mortgagee to Tenant. Any loss adjustment shall require the written consent of Landlord, Tenant and each Mortgagee. Evidence of insurance shall be deposited with Landlord and, if requested, with any Mortgagee(s). The policies shall insure against the following risks:

13.1.1 Loss or damage to real property or tangible personal property by fire, vandalism and malicious mischief, extended coverage perils commonly known as special form

perils, earthquake (including earth movement), sinkhole and windstorm in an amount not less than the insurable value on a replacement cost basis (as defined below in Section 13.2) and including a building ordinance coverage endorsement;

13.1.2 Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Premises, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

13.1.3 Flood (when the Premises is located in whole or in part within a designated 100-year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

13.1.4 Loss of rental value in an amount not less than twelve (12) months' Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance Increased Period of Restoration Endorsement) necessitated by the occurrence of any of the hazards described in Sections 13.1.1, 13.1.2 or 13.1.3; and

13.1.5 (a) Bodily injury and property damage under a policy of commercial general liability insurance (including broad form property damage and broad form contractual liability) with amounts not less than Three Million and No/100 Dollars ($3,000,000.00) per occurrence and Four Million and No/100 Dollars ($4,000,000.00) in the annual aggregate, and (b) medical professional liability, with amounts not less than Five Million and No/100 Dollars ($5,000,000.00) per occurrence and Seven Million and No/100 Dollars ($7,000,000.00) in the annual aggregate.

13.2 Replacement Cost. The term "replacement cost" shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality. If either party believes that the replacement cost has increased or decreased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the "impartial appraiser"). The party desiring to have the replacement cost so redetermined shall forthwith, on receipt of such determination by the impartial appraiser, give written notice thereof to the other party hereto. The determination of the impartial appraiser shall be final and binding on the parties hereto, and Tenant shall forthwith increase or decrease the amount of the insurance carried pursuant to this Section to the amount so determined by the impartial appraiser. Tenant shall pay the fee, if any, of the impartial appraiser. If Tenant has made improvements to the Premises, including any Capital Additions. If Tenant has made improvements to the Premises, Landlord may, at Tenant's expense. have the replacement cost redetermined at any time after such improvements are made, regardless of when the replacement cost was last determined.

13.3 Additional Insurance. In addition to the insurance described above, Tenant shall maintain adequate workers' compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Premises in accordance with Legal Requirements.

13.4 Waiver of Subrogation. All insurance policies carried by either party covering the Premises and Tenant's Business Personal Property including contents, fire and casualty insurance (but specifically not including medical professional liability insurance), shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party waives any claims it has against the other party to the extent such claim is covered by insurance.

13.5 Policy Requirements. All of the policies of insurance referred to in this Section shall be written in form satisfactory to Landlord and by insurance companies with a policyholder rating of "A" and a financial rating of "X" in the most recent version of Best's Key Rating Guide. Additionally, all of the insurance referred to in this Section shall be on an occurrence (rather than a claims-made) basis, except medical professional liability insurance. Tenant shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, shall deliver to Landlord's reasonable satisfaction, evidence of renewal at least thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days' written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State of similar size and financial condition; provided, however, that in no event shall the deductibles for any medical professional liability policies or general liability policies exceed $25,000.00.

13.6 Increase in Limits. If either party shall at any time believe the limits of the insurance required hereunder to be either excessive or insufficient, the parties shall endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Landlord and Tenant. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by any of the Mortgagees.

13.7 Blanket Policies and Policies Covering Multiple Locations. Notwithstanding anything to the contrary contained in this Section, Tenant's obligations to carry the insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Section are otherwise satisfied. For any liability policies covering any other facilities in addition to the Premises, Landlord may require excess limits as Landlord reasonably determines.

13.8 No Separate Insurance. Tenant shall not, on Tenant's own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section to be furnished by, or which may reasonably be required to be furnished by, Tenant or (b) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Mortgagees, are included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

SECTION 14

14.1 Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Premises under any policy of insurance required to be carried hereunder shall be paid to Landlord and made available by Landlord to Tenant from time to time for the reasonable costs of reconstruction or repair, as the case may be, of any damage to or destruction of the Premises. Any excess proceeds of such insurance remaining after the completion of (and payment for) the restoration or reconstruction of the Premises (or in the event neither Landlord nor Tenant is required or elects to repair and restore, all such insurance proceeds) shall be retained by Landlord, except as otherwise specifically provided below in this Section. All salvage resulting from any risk covered by insurance shall, at Landlord's option, belong to Landlord.

14.2 Casualty.

14.2.1 If the Premises is damaged or destroyed by fire or other casualty, Tenant shall restore such Premises to substantially the same condition as existed immediately before such damage or destruction.

14.2.2 If the cost of the repair or restoration exceeds the amount of proceeds received by Landlord from the insurance required to be carried hereunder, Tenant shall contribute any excess amounts needed to restore the Premises. Such difference shall be paid by Tenant to Landlord together with any other insurance proceeds, for application to the cost of repair and restoration.

14.2.3 If Tenant purchases the Premises pursuant to Section 40, and if such purchase occurs after a fire or other casualty has damaged or destroyed the Premises, but prior to the completion by Tenant of its repair and restoration obligations under Section 14.2, Landlord shall remit to Tenant, at the Close of Escrow, all insurance proceeds that are then being held by Landlord with respect to such casualty.

14.2.4 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant's obligation to pay the Rent and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration. All proceeds payable by reason of any loss of rental or business interruption under any policy of insurance required to be carried by Tenant hereunder shall be paid to Landlord and, provided that no Event of Default has occurred and is continuing, Landlord

shall (a) apply, on a monthly basis, all such proceeds paid by reason of loss of rental towards Tenant's obligation to pay Rent; and (b) after Rent has been paid, make available to Tenant for Tenant's operating costs (e.g., payment of salaries, taxes, etc.), on a monthly basis, all such proceeds paid by reason of business interruption. Any excess proceeds of such insurance remaining after such rent and operating costs have been paid shall be delivered to Tenant.

14.3 Waiver. Tenant waives any statutory rights of termination that may arise by reason of any damage or destruction of the Premises.

SECTION 15

15.1 Condemnation.

15.1.1 Total Taking. If one or more of the Parcel(s) (as defined in Section 40.2) is totally and permanently taken by Condemnation, this Lease shall terminate with respect to such Parcel(s) as of the day before the Date of Taking and the Minimum Rent shall be reduced by the Minimum Rent allocable to such Parcel(s) as set forth in Exhibit B, as the same may have been adjusted as set forth in Section 3.1.3.

15.1.2 Partial Taking. If a portion of a Parcel is taken by Condemnation, this Lease shall remain in effect if the Parcel is not thereby rendered Unsuitable for Its Primary Intended Use (except that this Lease shall terminate with respect to the portion of the Parcel so taken), but if the Parcel is thereby rendered Unsuitable for its Primary Intended Use, this Lease shall terminate as to such Parcel as of the day before the Date of Taking and the Minimum Rent shall be reduced as set forth in Section 15.1.1. In the event of any such partial taking in which the Lease is not so terminated and such partial taking affects the building or parking facilities (as opposed to components of the Parcel such as landscaping, sidewalks, etc.), Minimum Rent shall be adjusted in a manner that is fair, just and equitable to both Landlord and Tenant.

15.1.3 Restoration. If there is a partial taking of a Parcel and this Lease remains in full force and effect with respect to such Parcel pursuant to Section 15.1.2, Landlord shall make available to Tenant the portion of the Award necessary and specifically identified or allocated for restoration of the Parcel and Tenant shall accomplish all necessary restoration to the extent the amount provided or allocated by the Condemnor for restoration is sufficient.

15.1.4 Award Distribution. Subject to Section 15.1.3 above, the entire Award shall belong to and be paid to Landlord, except that Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, lost profits value and moving expenses.

15.1.5 Temporary Taking. The taking of a Parcel and/or any part(s) thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than one hundred eighty (180) consecutive days. During any shorter period, which shall be considered a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.1.6 Sale under Threat of Condemnation. A sale by Landlord to any Condemnor, either under threat of Condemnation or while Condemnation proceedings are

pending, shall be deemed a Condemnation for purposes of this Lease. Subject to Tenant's consent, which shall not be unreasonably withheld, Landlord may, without any obligation to Tenant, agree to sell and/or convey to any Condemnor all or any portion of the Parcel free from this Lease and the rights of Tenant hereunder without first requiring that any action or proceeding be instituted or pursued to judgment.

SECTION 16

16.1 Events of Default. Any one or more of the following shall constitute an "Event of Default":

16.1.1 a default shall occur under any other lease now or hereafter with or in favor of Landlord or any Affiliate of Landlord and made by or with Tenant or any Affiliate of Tenant where such default is not cured within applicable notice and cure periods in such lease;

16.1.2 Tenant shall fail to pay any installment of Rent by the fifteenth (15th) day of the applicable calendar month and does not cure such failure within ten (10) days of notice from Landlord that the same is past due;

16.1.3 except as otherwise specifically provided for in this Section, if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant commences to cure such failure within such 30-day period and thereafter proceeds promptly and with reasonable diligence to cure the failure and diligently completes the curing thereof; provided, however, that (i) such notice shall be in lieu of and not in addition to any notice required under applicable law; and (ii) in no event shall the cure period set forth above continue for more than sixty (60) days after the initial notice of such default is delivered by Landlord to Tenant;

16.1.4 Tenant shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act, make an assignment for the benefit of its creditors, consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

16.1.5 Tenant shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing a receiver of Tenant or of the whole or substantially all of its property and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

16.1.6 Tenant shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all its assets (except to the extent such a sale is expressly permitted hereunder);

16.1.7 any breach or default of the provisions of Section 24.1 occurs;

16.1.8 any of the representations or warranties made by Tenant herein proves to be untrue when made in any material respect;

16.1.9 any license material to operation of the Premises for its Primary Intended Use is at any time terminated or revoked or suspended;

16.1.10 **[Intentionally omitted]**

16.1.11 Tenant fails to give notice to Landlord not later than ten (10) days after any notice, claim or demand from any governmental authority, or any officer acting on behalf thereof, of any material violation of any Legal Requirement with respect to the operation of the Premises. For purposes of this Subsection, a "material violation" shall mean a violation of any such Legal Requirement that is reasonably likely to (i) have a material adverse effect on Tenant's operations in the Premises; or (ii) impose any liability on Landlord;

16.1.12 Tenant fails to cure or abate any material violation (except for violations being contested by Tenant pursuant to Section 12.1 hereof) occurring during the Term that is claimed by any governmental authority, or any officer acting on behalf thereof, of any law, order, ordinance, rule or regulation pertaining to the operation of the Premises, and within the time permitted by such authority for such cure or abatement. For purposes of this Subsection, a "material violation" shall mean a violation of any such law, order, ordinance, rule or regulation that is reasonably likely to (i) have a material adverse effect on Tenant's operations in the Premises; or (ii) impose any liability on Landlord;

16.1.13 Tenant fails to notify Landlord within ten (10) Business Days after receipt of any notice from any governmental agency terminating or suspending or reflecting a material risk of imminent termination or suspension, of any material license or certification relating to the Premises;

16.1.14 any proceedings are instituted against Tenant by any governmental authority that are reasonably likely to result in (i) the revocation of any license granted to Tenant that is material to the operation of the Premises; (ii) the decertification of the Premises from participation in the Medicare or Medicaid reimbursement program if participation in such programs is applicable and is material to the operation of the Premises; or (iii) the issuance of a stop placement order against Tenant;

16.1.15 any default and acceleration of any indebtedness of borrowed money in excess of $1,000,000 of Tenant or any Affiliate of Tenant has occurred;

16.1.16 Tenant or its Affiliates, as applicable, shall fail to comply with the provisions of Section 47.1 below;

16.1.17 Tenant fails maintain the Coverage Requirement for two (2) successive reporting quarters; or

16.1.18 Tenant fails to maintain the Minimum Net Worth; provided, however, that such event shall only constitute an Event of Default hereunder if Landlord delivers notice of such failure to Tenant and if such failure continues beyond a cure period of not less than

thirty (30) days expressly afforded by Landlord to Tenant in such notice (it being agreed, however, that the decision as to any longer duration of such cure period shall be determined by Landlord in its sole and absolute discretion).

16.2 Certain Remedies. If an Event of Default shall have occurred, Landlord may terminate this Lease, by giving Tenant notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys' fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to this Section, Tenant shall, to the extent permitted by law, if required by Landlord so to do, immediately surrender to Landlord possession of the Premises and quit the same and Landlord may enter upon and repossess the Premises by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and any of Tenant's Business Personal Property from the Premises.

16.3 Damages. The (a) termination of this Lease; (b) repossession of the Premises; (c) failure of Landlord, notwithstanding reasonable good faith efforts, to relet the Premises; (d) reletting of all or any portion of the Premises; or (e) failure or inability of Landlord to collect or receive any rentals due upon any such reletting, shall not relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any such termination occurs, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Premises to and including the date of such termination. Thereafter, following any such termination, Tenant shall forthwith pay to Landlord, at Landlord's option, as and for liquidated and agreed current damages for an Event of Default by Tenant, the sum of:

16.3.1 the worth at the time of award of the unpaid Rent (including all monthly Minimum Rent) which had been earned at the time of termination,

16.3.2 the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, plus

16.3.3 the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) for the balance of the then current Term (not including any Extended Terms that have not yet been exercised, but including any Extended Term which has been exercised but has not yet commenced) after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided.

As used in Subsections 16.3.1 and 16.3.2 above, the "worth at the time of award" shall be computed by allowing interest at the Overdue Rate. As used in Subsection 16.3.3 above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus One Percent (1%). Alternatively, if Landlord does not elect to terminate this Lease, then Tenant shall pay to Landlord, at Landlord's option, as and for agreed damages for such Event of Default without

termination of Tenant's right to possession of the Premises and any Capital Additions, each installment of said Rent (including the monthly Minimum Rent) and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable with respect to the Premises, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.

16.4 Receiver. Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Premises and/or of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default that are made to Landlord rather than Tenant due to the existence of an Event of Default (including all rentals received as a result of any reletting) shall be applied to Tenant's obligations in the order which Landlord may determine or as may be prescribed by the laws of the State in which the Premises are located.

16.6 Protected Information. Notwithstanding anything to the contrary herein, in no event will Landlord have the right at any time to request, access, or take control of any protected health information or any other healthcare-related confidential information of Tenant. Landlord agrees to comply with all applicable Legal Requirements, including any and all regulations issued under the Health Insurance Portability and Accountability Act, as it currently exists or is hereinafter amended ("HIPAA"), relating to privacy and security of Protected Health Information ("PHI"), as defined under HIPAA, located at the Premises. Landlord shall cooperate with Tenant in taking such reasonable steps and executing all documents reasonably requested by Tenant to comply with all such laws and regulations. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, LANDLORD AND ITS AGENTS ARE STRICTLY PROHIBITED FROM ACCESSING OR REVIEWING PHI. LANDLORD AGREES TO COMPLY WITH ALL REASONABLE PHI PROTECTION POLICIES IMPLEMENTED BY TENANT. LANDLORD SHALL REQUIRE ALL OF ITS AGENTS, CONTRACTORS, AND SUCCESSORS TO COMPLY WITH ALL SUCH PHI PROTECTIONS. Notwithstanding any provision to the contrary, Landlord hereby waives all landlord liens granted by law or by contract with respect to all PHI, including all media used to store such information.

SECTION 17

17.1 Landlord's Right to Cure Tenant's Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder (subject to all applicable notice and cure periods) and if such failure remains uncured after an additional period of fifteen (15) days after written demand by Landlord (except in case of emergencies), Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Premises for such purpose and take all such action thereon as, in Landlord's opinion, may be necessary or appropriate therefor. No such entry shall

be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys' fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand.

SECTION 18

18.1 Intentionally Omitted.

SECTION 19

19.1 Renewal Terms. Provided that no Event of Default has occurred and is continuing, either at the date of exercise or upon the commencement of an Extended Term (as hereunder defined), then Tenant shall have the right to renew this Lease with respect to the Premises of all (but not less than all) of the Premises for two (2) consecutive five (5) year renewal terms (each an "Extended Term"). Tenant shall be deemed to have exercised its renewal options in this Section unless Tenant gives written notice to Landlord of Tenant's election not to exercise such renewal option at least twenty-four (24) months prior to the expiration of the then applicable current Term. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect except for the Minimum Rent, which shall be as set forth in , which shall be as set forth in Section 3.1.4.

SECTION 20

20.1 Holding Over. If Tenant shall for any reason remain in possession of the Premises after the expiration or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month (a) One Hundred Twenty-Five Percent (125%) of the sum of monthly Minimum Rent applicable to the prior Lease Year, together with (b) all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

SECTION 21

21.1 Subordination of Debt and Distributions. Tenant will not seek to subordinate the Rent payable under this Lease to any creditor obligation or debt. Rent will be paid and received, and current under this Lease, before (a) any other creditor obligation or debt is paid; and (b) any profits are distributed to Tenant's physicians, owners or assigns.

SECTION 22

22.1 Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Premises as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies

or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, subject to the terms of this Lease, including, but not limited, to Section 13, and no such event shall entitle Tenant to any abatement of Rent.

SECTION 23

23.1 General Indemnification.

23.1.1 In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and its Affiliates from and against all liabilities, obligations, claims, damages penalties, causes of action, costs and expenses, including reasonable attorneys', consultants' and experts' fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or adjoining sidewalks thereto; (b) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Premises; (c) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Premises to be performed by any subtenant party thereunder; (d) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Premises or any Capital Additions; and (e) the violation of any Legal Requirement. Notwithstanding anything set forth in this Section 23.1, Tenant shall not be liable for or be obligated to protect, indemnify, save harmless or defend Landlord or any of its Affiliates from and against any liabilities, obligations, claims, damages penalties, causes of action, costs or expenses to the extent attributable to Landlord's breach of this Lease (which is not cured during any applicable notice and cure period), or Landlord's or its Affiliate's gross negligence or willful misconduct. Any amounts that become payable by Tenant under this Section shall be paid within ten (10) Business Days after demand by Landlord, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or its Affiliates or may compromise or otherwise dispose of the same as Tenant sees fit; provided, however, that any legal counsel selected by Tenant to defend Landlord shall be reasonably satisfactory to Landlord. For purposes of this Section, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant. It is understood and agreed that payment shall not be a condition precedent to enforcement of the foregoing indemnification obligations.

23.1.2 In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Landlord shall protect, indemnify, save harmless and defend Tenant and its Affiliates from and against all liabilities, obligations, claims, damages penalties, causes of action, costs and expenses, including reasonable attorneys', consultants' and experts' fees and expenses, imposed upon or incurred by or asserted against Tenant by reason of the gross negligence or willful misconduct by Landlord or any of its Affiliates during the Term. Notwithstanding anything set forth in this Section 23.1, Landlord shall not be liable for or be obligated to protect, indemnify, save harmless or defend Tenant or

any of its Affiliates from and against any liabilities, obligations, claims, damages penalties, causes of action, costs or expenses to the extent attributable to Tenant's breach of this Lease (which is not cured during any applicable notice and cure period), or Tenant's or its Affiliate's gross negligence or willful misconduct. Any amounts that become payable by Landlord under this Section shall be paid within ten (10) Business Days after demand by Tenant, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Landlord, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Tenant or its Affiliates or may compromise or otherwise dispose of the same as reasonably approved by Tenant; provided, however, that any legal counsel selected by Landlord to defend Tenant shall be reasonably satisfactory to Tenant. For purposes of this Section, any acts or omissions of Landlord, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Landlord (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Landlord. Landlord's indemnification obligations under this Lease shall survive the expiration or sooner termination hereof. It is understood and agreed that payment shall not be a condition precedent to enforcement of the foregoing indemnification obligations.

SECTION 24

24.1 Transfers.

24.1.1 Assignment.

(a) Tenant shall not, without Landlord's prior written consent, either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Tenant's leasehold estate hereunder (each of the aforesaid acts being referred to herein as a "Transfer").

(b) Notwithstanding the foregoing, Tenant shall have the right, without Landlord's consent, to:

(i) assign this Lease or sublet all or any portion of the Premises to (A) any Affiliate of Tenant; (B) any entity resulting from the merger, reorganization or consolidation of Tenant; or (C) any entity which acquires all or substantially all of the assets, partnership or other equity interests of, Tenant; or

(ii) (A) convey, sell, assign, transfer or dispose of any stock or partnership, membership or other interests (whether equity or otherwise) in Tenant, (B) dissolve, merge, reorganize, recapitalize, exchange shares or consolidate Tenant with any other Person, (C) sell, convey, assign, or otherwise transfer all or substantially all of the assets of Tenant.

Each of the foregoing is a "Permitted Transfer". The foregoing is conditioned upon Tenant provided Landlord evidence reasonably acceptable to Landlord that the creditworthiness of Tenant following any Permitted Transfer will be equal to or greater than the creditworthiness of Tenant prior to the Permitted Transfer. Tenant shall provide Landlord not less than fifteen (15) Business Days' advance notice of any Permitted Transfer (1) under subsection (i); and (ii) under

subsection (ii) if the same would result in a transfer of more than twenty-five percent (25%) of the ownership interest in Tenant in any period of twelve (12) consecutive months.

(c) For any assignment that is not a Permitted Transfer, Landlord's consent shall not be required as long as (i) the creditworthiness of the proposed assignee is equal to or greater than the creditworthiness of Tenant as of the date of this Lease or the date of the proposed assignment, whichever is higher; (ii) the proposed assignee meets all other requirements of this Lease, including without limitation insurability and legal diligence; and (iii) Tenant is not released from liability under this Lease. It is understood that Landlord may nonetheless withhold consent for any transfer other than a Permitted Transfer despite satisfaction of the conditions in the foregoing subsections based on other reasonable grounds.

24.1.2 Subletting. Subletting will not require approval of Landlord but will be limited to Affiliates of Tenant, ancillary licensed medical operators, services and concessions including pharmacy, ambulance service, physician joint venture, mobile imaging, etc.). Tenant will not pledge or encumber any sublease rents to any third party. Upon any Event of Default under this Lease, all sublease rents will be paid directly to Landlord. Except as set forth above, Tenant shall not, without Landlord's prior written consent in each instance, allow, cause, permit or suffer all or any portion of the Premises to be leased, subleased or licensed to, or used or occupied by, any other Person and Landlord may, in Landlord's sole and absolute discretion, grant, withhold or place conditions upon such consent. If Tenant allows, causes, permits or suffers any sublease or occupancy without Landlord's prior written consent if required hereunder, same shall constitute an Event of Default by Tenant under this Lease.

24.1.3 Costs. Tenant shall reimburse Landlord for Landlord's reasonable and actual costs and expenses incurred in conjunction with the processing and documentation of any request to Transfer, including attorneys', architects', engineers' or other consultants' fees, whether or not such Transfer is actually consummated.

24.1.4 No Release of Tenant's Obligations. No assignment, conveyance, subletting or other action pursuant to this Section shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder.

24.1.5 REIT Protection. Anything contained in this Lease to the contrary notwithstanding, (a) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the Occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Occupant, assignee, manager or other transferee; (b) Tenant shall not furnish or render any services to an Occupant, assignee, manager or other transferee with respect to whom consideration for the Transfer is required to be paid or manage or operate the Premises and/or any Capital Additions so Transferred with respect to which Transfer Consideration is being paid; (c) Tenant shall not consummate a Transfer with any Person in which Landlord or its Affiliate owns an interest, directly or indirectly by applying constructive ownership rules set forth in Section 856(d)(5) of the Code; and (d) Tenant shall not consummate a Transfer with any Person or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any Occupancy Arrangement to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or that

could cause any other income of Landlord or its Affiliate to fail to qualify as income described in Section 856(c)(2) of the Code.

24.1.6 Transfers in Bankruptcy. In the event of a Transfer or assignment of this Lease pursuant to the provisions of the Bankruptcy Code, all consideration payable or otherwise to be delivered in connection with such Transfer or assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any consideration constituting Landlord's property pursuant to the immediately preceding sentence and not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. For purposes of this Subsection, the term "consideration" shall mean and include money, services, property and any other thing of value such as payment of costs, cancellation or forgiveness of indebtedness, discounts, rebates, barter and the like. If any such consideration is in a form other than cash (such as in kind, equity interests, indebtedness earn-outs, or other deferred payments, consulting or management fees, etc.), Landlord shall be entitled to receive in cash the then present fair market value of such consideration.

SECTION 25

25.1 Officer's Certificates and Financial Statements.

25.1.1 Officer's Certificate. At any time and from time to time upon Tenant's receipt of not less than ten (10) days' prior written request by Landlord, Tenant shall furnish to Landlord an Officer's Certificate certifying (a) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (b) the dates to which the Rent has been paid; (c) whether or not, to the actual knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge; and (d) responses to such other questions or statements of fact as Landlord, any ground or underlying lessor, any purchaser or any current or prospective Mortgagee shall reasonably request. Tenant's failure to deliver such statement within such time shall constitute an acknowledgment by Tenant that (i) this Lease is unmodified and in full force and effect except as may be represented to the contrary by Landlord; (ii) Landlord is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (iii) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Section may be relied upon by Landlord and any current or prospective Mortgagee, ground or underlying lessor or purchaser of the Premises or any portion thereof.

25.1.2 Statements. Tenant shall furnish the following statements to Landlord:

(a) Tenant shall, as soon as available and in any event within seventy five (75) days after the Commencement Date, provide to Landlord audited financial statements of Tenant, prepared by independent certified public accountants, chosen by Tenant, in accordance with

GAAP for Fiscal Year 2013 and Fiscal Year 2014, including the income statement, balance sheet, and statement of cash flows, on a basis consistent with prior periods and the immediately preceding Fiscal Year and in comparative columnar form.

(b) Within one hundred twenty (120) days of request therefor by Landlord, Tenant will provide Landlord annual audits of financial statements of Tenant for any subsequent Fiscal Year(s), prepared on the same basis as set forth in Section 25.1.2 (a).

(c) All fees, costs and expenses of Tenant in connection with providing the financial statements required by Sections 25.1.2 (a) and (b) above, including without limitation the fees and expenses of the independent certified public accountants that prepare the financial statements, will be the responsibility of Landlord, which will pay them directly and/or reimburse Tenant therefor within ten (10) days of receipt of invoice(s) therefor. Notwithstanding anything in the Lease to the contrary, if Landlord has not paid any such amounts within ten (10) days notice from Tenant that they are past due, Tenant may deduct them from Rent or any other amount due Landlord.

(d) Except as set forth with respect to Fiscal Years 2013 and 2014 as provided in Section 25.1.2 (a) above, or as may be required by Landlord pursuant to Section 25.1.2(b) above, Tenant shall, as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, provide to Landlord annual compiled income tax basis financial statements of Tenant for such Fiscal Year, without disclosures or statements of cash flow, prepared by independent certified public accountants, chosen by Tenant, on a basis consistent with prior periods and including the immediately preceding Fiscal Year and in comparative columnar form.

(e) Within one hundred twenty (120) days after the end of each Fiscal Year, Tenant shall provide to Landlord: (i) a certification from Tenant's chief financial officer that Tenant is not in violation of any of the requirements of this Lease, and (ii) a rent roll showing all subtenants in form and content reasonably acceptable to Landlord.

(f) Tenant shall, as soon as available and in any event within ninety (90) days after the end of each Quarter, provide to Landlord quarterly internally generated financial statements of the Tenant for such Quarter.

(g) Promptly, from time to time, Tenant shall supply such other information regarding the operations, business affairs and financial condition of Tenant as Landlord may reasonably request, including, without limitation, prompt notice of any Event of Default or any event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default and prompt notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would materially adversely affect Tenant's or the Premises' business, operations, properties, assets or condition, financial or otherwise.

25.1.3 <u>Licensing Information</u>. Upon Landlord's written request, Tenant shall promptly furnish to Landlord complete copies of all surveys, examinations, inspections, compliance certificates and similar reports of any kind issued to Tenant or its property manager

by any governmental agencies or authorities having jurisdiction over the licensing of the operation of the Premises that are material to the Premises or their ownership or operation.

SECTION 26

26.1 Landlord's Right to Inspect and Show the Premises. Tenant shall permit Landlord and its authorized representatives, upon reasonable advance written notice, to (a) inspect the Premises and (b) exhibit the same to prospective purchasers and lenders, and during the last twelve (12) months of the Term to prospective lessees or managers, in each instance during usual business hours and subject to any reasonable security, health, safety or confidentiality requirements of Tenant or any Legal Requirement or Insurance Requirement. Tenant shall cooperate with Landlord in exhibiting the Premises to prospective purchasers, lenders, lessees and managers. Additionally, Landlord shall have the right to make site visits to the Premises for purposes of inspecting the Premises from time to time, as Landlord may determine in its reasonable discretion, with reasonable prior written notice.

SECTION 27

27.1 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent by Landlord during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

SECTION 28

28.1 Remedies Cumulative. Each legal, equitable or contractual right, power and remedy of Landlord and Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

SECTION 29

29.1 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Premises shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

SECTION 30

30.1 No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate; and (b) the fee estate in the Premises.

SECTION 31

31.1 Conveyance by Landlord. Landlord may, without the consent or approval of Tenant, sell, transfer, assign, convey or otherwise dispose of the Premises, subject, however, to this Lease. If Landlord or any successor owner of the Premises shall sell, transfer, assign, convey or otherwise dispose of the Premises other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord with respect to the Premises under this Lease arising or accruing from and after the date of such sale, transfer, assignment or other disposition and all such future liabilities and obligations with respect to the Premises shall thereupon be binding upon such purchaser, grantee, assignee or transferee.

SECTION 32

32.1 Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or created thereafter as permitted hereunder or thereafter consented to by Tenant.

SECTION 33

33.1 Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a "notice") must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Landlord: ______________________________
c/o Global Medical REIT, Inc.
4800 Montgomery Lane, Suite 450
Bethesda, Maryland 20814
Fax: 202 380 0891
Attn: Alfonzo Leon
Fax: 202 380 0891

with a copy to: Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Attn: Ann Peldo Cargile
Fax: 615-252-2373

If to Tenant: Gastroenterology Center of the MidSouth, P.C.,
2020 Exeter Road
Germantown, TN 38138
Attention: David Harano
Fax No.: 901-682-0044

with a copy to:

Butler Snow LLP
6075 Poplar Avenue, Suite 500
Memphis, TN 38119
Attn: Paula Proctor Daniel and Charles R. Crawford
Fax: (901) 680-7201

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as UPS or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, provided that an original of such facsimile is also sent to the intended addressee by another method approved in this Section, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier's delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

SECTION 34

34.1 Appraiser. If it becomes necessary to determine the Fair Market Value of the Premises for any purpose of this Lease, the same shall be determined by an independent appraisal firm, in which one or more of the members, officers or principals of such firm are Members of the Appraisal Institute (or any successor organization thereto) and who are expert in valuation of facilities used for the Primary Intended Use, as may be reasonably selected by Landlord and Tenant (the "Appraiser"). Landlord shall cause such Appraiser to determine the Fair Market Value of the Premises as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Appraiser's decision to the relevant date) and the determination of such Appraiser shall be final and binding upon the parties. A written report of such Appraiser shall be delivered and addressed to each of Landlord and Tenant. To the extent consistent with sound appraisal practice as then existing at the time of any such appraisal, an appraisal of Fair Market Value for purposes of this Lease shall take into account and shall give appropriate consideration to all three customary methods of appraisal (i.e., the cost approach, the sales comparison approach and the income approach), and no one method or approach shall be deemed conclusive simply by reason of the nature of Landlord's business or because such approach may have been used for purposes of determining the fair market value of the Premises at the time of acquisition thereof by Landlord. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. The party requesting such appraisal shall pay the fees and expenses of the Appraiser and all other costs and expenses incurred in connection with such appraisal, unless such appraisal is mutually requested or required, in which event such costs and expenses shall be shared equally.

SECTION 35

35.1 Intentionally Omitted.

SECTION 36

36.1 Landlord May Grant Liens. Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any Mortgage upon the Premises. This Lease is and at all times shall be subject and subordinate to any Mortgage that may now or hereafter affect the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof or any part(s) or portion(s) thereof. This clause shall be self-operative and no further instrument of subordination shall be required; *provided, however,* that in confirmation of such subordination, Tenant shall execute promptly any certificate or document that Landlord or any Mortgagee may request for such purposes and that any such subordination of this Lease to any Mortgage shall be conditioned upon the written agreement by Landlord's Mortgagee not to disturb the possession of Tenant and to recognize Tenant's rights hereunder in the event such Mortgagee obtains possession of the Premises through foreclosure or otherwise for so long as Tenant is not in default hereunder beyond any applicable notice and cure period.

36.2 Attornment. If Landlord's interest in the Premises is sold, conveyed or terminated upon the exercise of any remedy provided for in any Mortgage, or otherwise by operation of law: (a) Tenant shall attorn to and recognize the new owner as Tenant's Landlord under this Lease, and Tenant shall take such actions to confirm the foregoing within ten (10) Business Days after request; and (b) the new owner shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination, (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination, (iii) bound by any previous prepayment of more than one month's rent, unless such prepayment shall have been approved in writing by the Mortgagee or such prepayment of rent has actually been delivered to such successor lessor, (iv) if the Mortgagee has notified Tenant of its existence and notice address, bound by any previous modification or amendment to this Lease, unless such modification or amendment shall have been approved in writing by the Mortgagee; or (v) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such successor lessor.

36.3 Compliance with Mortgage Documents.

36.3.1 With respect to any Mortgages and any refinancing of any Mortgage, prior to the execution and delivery of any Mortgage Documents relating thereto, Landlord shall provide copies of the same to Tenant for Tenant's review. Tenant acknowledges that any Mortgage Documents executed by Landlord will impose certain obligations on the "Borrower" thereunder to comply with or cause the operator and/or lessee of the Premises to comply with all representations, covenants and warranties contained therein relating to the Premises and the operator and/or lessee thereof, including, covenants relating to (a) the maintenance and repair of the Premises; (b) maintenance and submission of financial records and accounts of the operation of the Premises and related financial and other information regarding the operator and/or lessee

of the Premises; (c) the procurement of insurance policies with respect to the Premises; and (d) without limiting the foregoing, compliance with all Legal Requirements relating to the Premises and the operation thereof for their Primary Intended Use. For so long as any Mortgages encumber the Premises, or any portion thereof, and provided that the Mortgage Documents do not materially add to, increase or alter those obligations of Tenant as set forth herein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate the Premises in strict compliance with the terms and conditions of the Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Landlord relating thereto), or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); *provided, however,* that Landlord shall use good faith efforts to ensure that the duties and obligations imposed upon Tenant by the Mortgage Documents relating thereto and this Section entered into after the Commencement Date are not materially more burdensome to Tenant than Tenant's obligations to Landlord under this Lease

36.3.2 Without limiting Tenant's obligations pursuant to any other provision of this Section, during the Term of this Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at Tenant's own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of the Premises which are required by any Mortgage Documents.

SECTION 37

37.1 Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located, stored, disposed of, released or discharged in, on, under or about the Premises or incorporated in the Premises; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Premises in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use and which are brought, kept, used and disposed of in strict compliance with Legal Requirements.

37.2 Notices. Tenant shall provide to Landlord promptly, and in any event immediately upon Tenant's receipt thereof, a copy of any notice or notification with respect to (a) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Premises; (b) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Premises; (c) any claim made or threatened by any Person against Tenant or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (d) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith.

37.3 Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Premises or any adjacent property

thereto, or if Tenant, Landlord or the Premises becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Premises, Tenant shall immediately notify Landlord of such event and, unless such violation is attributable to Landlord or its Affiliates (for which Landlord shall be responsible), Tenant, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord's costs and expenses incurred in connection therewith.

37.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, "Environmental Costs") (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during the Term (a) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Premises (collectively, "Handling"); (b) the presence of any Hazardous Substances in, on, under or about the Premises and (c) the violation of any Legal Requirements (including Environmental Laws). Notwithstanding anything set forth in this Section, Tenant shall not be liable for or be obligated to protect, indemnify, save harmless, reimburse or defend Landlord from and against any Environmental Costs to the extent attributable to Landlord's breach of this Lease or Landlord's or its Affiliate's gross negligence or willful misconduct. "Environmental Costs" include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney's fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. Without limiting the scope or generality of the foregoing, Tenant expressly agrees to reimburse Landlord for any and all costs and expenses incurred by Landlord:

37.4.1 In investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Premises;

37.4.2 In bringing the Premises into compliance with all Legal Requirements; and

37.4.3 Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Premises or offsite.

If any claim is made hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within thirty (30) calendar days after receipt by Tenant of notice thereof. If any such claim is not so paid and Landlord is ultimately found or agrees to be responsible therefore,

Tenant agrees also to pay interest on the amount paid from the date of the first notice of such claim, at the Overdue Rate.

37.5 Environmental Inspection. If Landlord reasonably believes the Premises to be in violation of applicable Environmental Laws, then (a) Landlord shall have the right, from time to time, and upon not less than five (5) days' written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Premises and all Capital Additions to determine the existence or presence of Hazardous Substances on or about the Premises or any such Capital Additions; (b) Landlord shall have the right to enter and inspect the Premises and all Capital Additions, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Premises or any such Capital Additions; (c) Landlord may retain such experts as it deems necessary or desirable to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith; and (d) all costs and expenses incurred by Landlord under this Section shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant's tenancy. Tenant shall remain liable to Landlord for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease. The obligations set forth in this Section shall survive the expiration or earlier termination of the Lease.

SECTION 38

38.1 Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into one or more short form memoranda of this Lease, each in form suitable for recording under the laws of the applicable State. Tenant shall pay all costs and expenses of recording any such memoranda and shall fully cooperate with Landlord in removing from record any such memoranda upon the expiration or earlier termination of the Term.

SECTION 39

39.1 Sale of Assets. Notwithstanding any other provision of this Lease, Landlord shall not be required to (a) sell or transfer the Premises, or any portion thereof, which is a real estate asset as defined in Section 856(c)(5)(B) of the Code, or functionally equivalent successor provision, of the Code, to Tenant if Landlord's counsel advises Landlord that such sale or transfer may not be a sale of property described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code; or (b) sell or transfer the Premises, or any portion thereof, to Tenant if Landlord's counsel advises Landlord that such sale or transfer could result in an unacceptable amount of gross income for purposes of the Ninety-Five percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision, of the Code. If Tenant has the right or obligation to purchase the property pursuant to the terms herein, and if Landlord determines not to sell such property pursuant to the above sentence, then Tenant, if Tenant exercises such right to purchase, shall purchase such property, upon and subject to all applicable terms and conditions set forth in this Lease, including the provisions of Section 40.1,

at such time as the transaction, upon the advice of Landlord's counsel, would be a sale of property (to the extent the Premises is a real estate asset) described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code, and would not result in an unacceptable amount of gross income to Landlord for purposes of the Ninety-Five Percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision of the Code and until such time Tenant shall lease the Premises and all Capital Additions from Landlord for the then current Minimum Rent under this Lease.

SECTION 40

40.1 Right of First Refusal to Provide Financing. In the event Tenant desires to develop or recapitalize any portion of the Land, including but not limited to construction of medical office building(s), outpatient treatment facilities, expansions or additions to the existing facility, or parking garage(s) (an "Additional Facility"), Landlord (and/or its Affiliates) shall have a right of first refusal to provide such financing by an amendment of this Lease to provide such additional capital, or a separate, market-competitive financial instrument. In the event Tenant desires to construct the Additional Facility, Tenant shall seek bids (in the form of commitment letters or letters of intent) (each, a "Financing Bid") from third party lenders for such financing and shall deliver to Landlord a copy of any Financing Bid that Tenant desires to accept. Within thirty (30) days after Landlord's receipt of such Financing Bid, Landlord may elect to provide the same financing to Tenant in the same amount, and upon the same terms, as are set forth in such Financing Bid. Such election shall be made if at all, by Landlord (or its Affiliates) providing written notice of such election to Tenant within said thirty (30) day period after Landlord's receipt of such Financing Bid. If Landlord makes such election in a timely manner, Landlord shall be entitled to provide such financing to Tenant. If Landlord fails to make such election in a timely manner, Landlord shall be deemed to have waived its right to provide such financing, and Tenant may obtain such financing from other sources. If Landlord does not elect to be the financing source for such Additional Facility, Tenant may ground lease the portion of the Land for such Additional Facility from Landlord at prevailing market rates that meet with Landlord's approval. All such Additional Facilities shall be subject to the reasonable approval of Landlord so as not to impair the operation of the premises for the Primary Intended Use.

40.2 Property Substitution. The Premises consist of six (6) individual parcels (the "Parcels"). Notwithstanding anything to the contrary herein contained, beginning in the fifth (5th) Lease Year, at Tenant sole cost and expense, Tenant may from time to time simultaneously exchange a Parcel (a "Replaced Parcel") with a new Parcel (a "Substitution Parcel") (each a "Property Substitution"), provided that each Property Substitution shall be subject to the satisfaction of all of the following conditions:

40.2.1 No Event of Default or event that with the giving of notice or passage of time would become an Event of Default exists at the time of the proposed Property Substitution.

40.2.2 Not less than ninety (90) days prior to the date of the Property Substitution, Tenant shall deliver to Landlord a notice setting forth (a) the date of the proposed Property Substitution, and (b) identifying the Substitution Parcel and the Replaced Parcel.

40.2.3 The Fair Market Value:

(a) of the Premises, after giving effect to the Property Substitution shall be equal to or greater than the Fair Market Value of the Premises prior to the Property Substitution; and

(b) of the Substitution Parcel must be equal to or greater than the greater of the original or current Fair Market Value of the Replaced Parcel, and the next twelve-month property net operating income of the Substitution Parcel must be equal to or greater than the greater of the original or current net operating income of the Replaced Parcel;

(c) shall in each such instance be as determined by Landlord in its sole discretion based on an Appraisal as provided in Section 34.1.

40.2.4 If the Fair Market Value of the Substitution Parcel exceeds the Fair Market Value of the Replaced Parcel (a "Value Increase"), Landlord shall have the right, but not the obligation, to pay the Value Increase to the owner of the Substitution Parcel, in which event the Minimum Rent shall be increased by an amount equal to six and one-half percent (6.5%) of the Value Increase, and shall thereafter be subject to annual increases as set forth in Section 3.1.3.

40.2.5 Tenant shall deliver or cause to be delivered to Landlord:

(a) evidence in form, scope and substance satisfactory to Landlord in its sole discretion, that:

(i) the Substitution Property legally and operationally conforms to and is in compliance with all Legal Requirements including, without limitation, all medical licensure requirements, zoning, subdivision, use or related laws (including any parking, access, utilities and drainage requirements, ordinances, rules and other governmental regulatory requirements), and that Tenant has obtained all governmental approvals, if any, which may be required for such compliance;

(ii) the release of any Replaced Parcel, and the addition of any Substitution Parcel, shall not materially and adversely affect the legal and/or practical use, operation, ownership and/or maintenance of any other portion of the Premises, including without limitation, the zoning thereof, or easements, streets or access rights serving the Premises, or cause a default under any agreements affecting the Premises;

(iii) the Replaced Parcel and the balance of the Premises (including the Substitution Parcel) are each separately subdivided and separately taxed parcels.

(b) all reciprocal easement agreements, operating covenants and all other agreements affecting the use and occupancy (including, without limitation, access, utilities and parking) of the Substitution Property, which must be in form, scope and substance reasonably satisfactory to Landlord;

(c) all documentation and information required by Landlord with respect to the Substitution Parcel that was required under the Purchase Contract for Landlord's acquisition of the original Parcels;

(d) an amendment to this Lease adding the Substitution Parcel to, and removing the Replaced Parcel from, the Premises;

(e) any other information, approvals and documents required by Landlord relating to the proposed Property Substitution.

40.2.6 Landlord shall incur no cost or expense in connection with any proposed Property Substitution, and Tenant shall pay all costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys' fees and disbursements) in connection with each proposed Property Substitution (whether or not completed). Tenant shall also pay or reimburse Landlord for the actual costs of all reports (including with respect to the physical and environmental condition of the Substitution Property and any improvements thereon), studies, Appraisals and surveys, all title charges and premiums, and recording charges, filing fees, taxes or other similar expenses (including, without limitation, transfer tax and documentary stamp taxes) payable in connection with the Property Substitution as well as any fees, costs and expenses charged by Landlord's lender in connection therewith;

40.2.7 In no event shall any Property Substitution release Tenant from any of its obligations under this Lease.

40.2.8 The Substitution Parcel shall be similar to the Replaced Parcel, with respect to product type, age, building construction, design and quality, location, stability of cash flow, all as determined by Landlord in its sole and absolute discretion.

40.2.9 Leasehold property may not be substituted for a Parcel owned in fee.

40.2.10 Any Property Substitution shall be subject to the approval of the Mortgagees.

SECTION 41

41.1 Authority. If Tenant is a corporation, limited liability company, trust, or partnership, Tenant and each individual executing this Lease on behalf of Tenant represent and warrant that each is duly authorized to execute and deliver this Lease on behalf of Tenant and shall concurrently with the execution and delivery of this Lease to Landlord deliver to Landlord evidence of such authority satisfactory to Landlord.

SECTION 42

42.1 Attorneys' Fees. If Landlord or Tenant brings an action or other proceeding (including an arbitration pursuant to Section 44) against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or

proceeding and any appeal thereupon shall be paid all of its costs and reasonable attorneys' fees incurred therein.

SECTION 43

43.1 Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker (except for the broker described in the Purchase Contract, which broker shall not be entitled to a separate commission upon the rents payable pursuant to this Lease) which would give rise to the payment of any fee or brokerage commission in connection with this Lease and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

SECTION 44

44.1 Submission to Arbitration.

44.1.1 Except as provided below, any controversy, dispute or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort or statute, shall be determined by final and binding, confidential arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes ("CPR"), by a sole arbitrator mutually selected by Landlord and Tenant from among the CPR Panel of Distinguished Neutrals; provided, however, that if the CPR (or any successor organization thereto) no longer exists, then such arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its then-existing Commercial Arbitration Rules, and the sole arbitrator shall be selected in accordance with such AAA rules. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 (or any successor legislation thereto), and judgment upon the award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. If Landlord and Tenant are not able to agree on an arbitrator, then an arbitrator shall be appointed by the CPR or AAA upon application by either party. The cost of the arbitrator and the expenses relating to the arbitration (exclusive of legal fees) shall be borne equally by Landlord and Tenant unless otherwise specified in the award of the arbitrator. Such fees and costs paid or payable to the arbitrator shall be included in "costs and reasonable attorneys' fees" for purposes of Section 42.1 and the arbitrator shall specifically have the power to award to the prevailing party pursuant to such Section 42.1 such party's costs and expenses incurred in such arbitration, including fees and costs paid to the arbitrator.

44.1.2 The provisions of this Section shall not apply to:

(a) Any unlawful detainer or other similar summary or expedited proceeding for ejectment or recovery of possession of the Premises instituted by Landlord in accordance

with applicable Legal Requirements as the result of an Event of Default or alleged Event of Default by Tenant pursuant to this Lease, and any compulsory counterclaim of Tenant with respect thereto. In addition, if permitted by applicable Legal Requirements, Landlord shall be entitled in connection with any such proceeding to seek any damages to which it is entitled at law, including those set forth in Section 16.

(b) Any specific controversy, dispute, question or issue as to which this Lease specifically provides another method of determining such controversy, dispute, question or issue and provides that a determination pursuant to such method is final and binding, unless both Landlord and Tenant agree in writing to waive such procedure and proceed instead pursuant to this Section.

(c) Any request or application for an order or decree granting any provisional or ancillary remedy (such as a temporary restraining order or injunction) with respect to any right or obligation of either party to this Lease, and any preliminary determination of the underlying controversy, dispute, question or issue as is required to determine whether or not to grant such relief. A final and binding determination of such underlying controversy, dispute, question or issue shall be made by an arbitration conducted pursuant to this Section after an appropriate transfer or reference to the arbitrator selected pursuant to this Section upon motion or application of either party hereto. Any ancillary or provisional relief which is granted pursuant to this clause (c) shall continue in effect pending an arbitration determination and entry of judgment thereon pursuant to this Section.

SECTION 45

45.1 Miscellaneous.

45.1.1 Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination. In addition, all claims against, and all liabilities and indemnities hereunder of, Tenant and Landlord shall continue in full force and effect and in favor of the other named party herein and its successors and assigns, notwithstanding any conveyance of the Premises to Tenant.

45.1.2 Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

45.1.3 Non-Recourse. Tenant specifically agrees to look solely to the Premises (and any proceeds thereof) for recovery of any judgment from Landlord. It is specifically agreed that no constituent partner in Landlord or officer, director or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any action not involving the personal liability of Landlord. Furthermore,

except as otherwise expressly provided herein, in no event shall Landlord or Tenant ever be liable to the other for any indirect or consequential damages suffered from whatever cause.

45.1.4 Transfer of Premises. Upon the expiration or earlier termination of the Term (unless the Premises have been purchased by Tenant), Tenant shall use its commercially reasonable efforts to transfer to Landlord or Landlord's nominee the Premises in a fully operational condition; provided that the costs and expenses of any such transfer shall be paid by Landlord or Landlord's designee or nominee.

45.1.5 Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Section 24.1, upon Tenant and its successors and assigns.

45.1.6 Termination Date. If this Lease is terminated by Landlord or Tenant under any provision hereof, and upon the expiration of the Term (collectively, the "termination date"), the following shall pertain:

(a) Tenant shall vacate and surrender the Premises and in the condition required by this Lease. Prior to such vacation and surrender, Tenant shall remove any items which Tenant is permitted or required to remove hereunder, including without limitation the Business Personal Property. Tenant shall, at Tenant's cost, repair any damage to such Premises caused by such vacation and/or removal of any items which Tenant is required or permitted hereunder to remove. Any items that Tenant is permitted to remove but which Tenant fails to remove prior to the surrender to Landlord of such Premises shall be deemed abandoned by Tenant, and Landlord may retain or dispose of the same as Landlord sees fit without claim by Tenant thereto or to any proceeds thereof. If Landlord elects to remove and dispose of any such items abandoned by Tenant, the cost of such removal and disposal shall be an Additional Charge payable by Tenant to Landlord upon demand.

(b) Without limiting any other provision of this Lease, upon any such termination or expiration of this Lease, the following shall pertain:

(i) Tenant agrees to defend, protect, indemnify, defend and hold harmless Landlord from and against any and all claims, costs, losses, expenses, damages, actions, and causes of action for which Tenant is responsible under this Lease, including Tenant's indemnification obligations under this Lease that accrue or have accrued on or before the termination date. Landlord agrees to defend, protect, indemnify, defend and hold harmless Tenant from and against any and all claims, costs, losses, expenses, damages, actions, and causes of action for which Landlord is responsible under this Lease, including Landlord's indemnification obligations under this Lease that accrue or have accrued on or before the termination date.

(ii) Tenant shall remain liable for the cost of all utilities used in or at the Premises through the termination date and accrued and unpaid, whether or not then billed, as of the termination date until full payment thereof by Tenant. Tenant shall obtain directly from the companies providing such services closing statements for all services rendered through the termination date and shall promptly pay the same. If any utility statement with respect to such

Premises includes charges for a period partially prior to and partially subsequent to the termination date, such charges shall be prorated as between Landlord and Tenant, with Tenant responsible for the portion thereof (based upon a fraction the numerator of which is the number of days of service on such statement through the termination date and the denominator of which is the total number of days of service on such statement) through the termination date and Landlord shall be responsible for the balance. The party receiving any such statement which requires proration hereunder shall promptly pay such statement and the other party shall, within ten (10) days after receipt of a copy of such statement, remit to the party paying the statement any amount for which such other party is responsible hereunder.

(iii) Tenant shall remain responsible for any and all Impositions imposed against the Premises, with a lien date prior to the termination date (irrespective of the date of billing therefor) and for its pro rata share of any Impositions imposed in respect of the tax-fiscal period during which the Term terminates as provided in Section 4.1.6, and Tenant shall indemnify and hold Landlord harmless with respect to any claims for such Impositions or resulting from nonpayment thereof.

(iv) Tenant shall observe any covenant or agreement of Tenant in this Lease that is intended to or expressly provides that it shall survive the expiration or sooner termination of this Lease.

45.1.7 Governing Law. THIS LEASE WAS NEGOTIATED IN TENNESSEE, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF TENNESSEE (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

45.1.8 Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES, AND THE LAW OF TENNESSEE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (B) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 44, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY

MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

45.1.9 Tenant Counterclaim and Equitable Remedies. Tenant hereby waives the right to interpose counterclaim (other than compulsory counterclaims) in any summary proceeding instituted by Landlord against Tenant in any court or in any action instituted by Landlord in any court for unpaid Rent under this Lease. In the event that Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold or delay Landlord's consent or approval hereunder, or in any case where Landlord's reasonableness in exercising its judgment is in issue, Tenant's sole remedy shall be an action for specific performance, declaratory judgment or injunction, and in no event shall Tenant be entitled to any monetary damages for a breach of such covenant, and in no event shall Tenant claim or assert any claims for monetary damages in any action or by way of set-off defense or counterclaim, and Tenant hereby specifically waives the right to any monetary damages or other remedies in connection with any such claim or assertion.

45.1.10 Entire Agreement. This Lease, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease.

45.1.11 Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

45.1.12 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Lease or any amendment hereto may be delivered by electronic or facsimile transmission.

45.1.13 Joint and Several. If more than one Person is the Tenant under this Lease, the liability of such Persons under this Lease shall be joint and several.

45.1.14 Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

45.1.15 Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

45.1.16 Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

SECTION 46

46.1 Provisions Relating to Treatment of Lease. Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan, and that Landlord shall be entitled to all the benefits of ownership of the Premises, including depreciation for all federal, state and local tax purposes.

[Signature pages follow]

"TENANT"

WITNESSED:

GASTROENTEROLOGY CENTER OF THE MIDSOUTH, P.C., a Tennessee professional corporation

____
Witness

By: ______________________________
Name: ____________________________
Title: _____________________________

____
Witness

IN WITNESS WHEREOF, the parties have caused this lease to be executed and attested by their respective officers thereunto duly authorized.

WITNESSED:

____
Witness

____
Witness

"LANDLORD"

______________________________,
a Delaware limited liability company

By:______________________________
Name:____________________________
Title:_____________________________

EXHIBIT A

Legal Description of the Real Property

GRE:

2999 Centre Oak Way, Germantown, TN:

Lot 9, FOREST HILL-IRENE COMMERICAL SUBDIVISION, as shown on plat of record in Plat Book 221, Page 48, in the Register's Office of Shelby County, Tennessee, reference to which plat is hereby made for a more particular description of said property.

Germantown:

PARCEL 1 - 2020 Exeter Road, Germantown, TN:

Unit G in the Office Centre, a Condominium, being part of the Premises described in the Master Deed of record as Instrument No. U7 5567, as amended at Instrument No. V4 4765, in the Register's Office of Shelby County, Tennessee, to which Master Deed reference is hereby made for a more particular description of said property.

Bartlett:

PARCEL 2 - 3350 N. Germantown Road, Bartlett, TN:

Lot 1, G I Center Medical Park, of record in Plat Book 241, Page 1, in the Register's Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

GIDTCRC:

PARCEL 3 - 1310 Wolf Park Drive, Germantown, TN:

Lot 10, Wolf River Professional Center Commercial Subdivision, of record in Plat Book 196, Page 20, in the Register's Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

GCMSRC:

PARCEL 4 - 1324 Wolf Park Drive, Germantown, TN:

Lot 12, Wolf River Professional Center Commercial Subdivision, of record in Plat Book 196, Page 20, in the Register's Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

DeSoto:

PARCEL 5 – 7668B Airways, Southaven, MS:

Lot 11-C, Second Division of Lot 11-A, Second Revision Airways Gardens Commercial Subdivision as recorded in Plat Bok 102 Page 19 and being the G.I.C.M. Desoto, LLC property as described in Book 525 Page 77 less and except that portion described in Book 545 Page 737 and being in the Northwest Quarter of Section 30, Township 1 South, Range 7 West in Southaven, Desoto County, Mississippi:

Beginning at an iron pin pipe found at the intersection of the north line of Lot 10-A, 2nd Revision, Airways Gardens Commercial Subdivision as recorded in Plat Book 73 Page 23 with the west line of the Stormwater Detention Basin, Airways Gardens Commercial Subdivision as recorded in Plat Book 73 Page 23, said iron pipe being 697.31 feet east and 3811.26 feet north of the recognized and accepted southwest corner of Section 30, Township 1 South, Range 7 West, Southaven, Desoto County, Mississippi; thence North 89 degrees 54 minutes 16 seconds West with the north line of said Lot 10-A a distance of 293.23 feet to an iron pin set in the east line of Lot 2-A, Third Revision, Lebonheur Ambulatory Subdivision as recorded in Plat Book 102 Page 12; thence North 00 degrees 00 minutes 36 seconds East with the east line of said Lot 2-A a distance of 288.27 feet to an iron pin set in the south line of Lot 11-B, First Division of Lot 11-A, Second Revision, Airways Gardens Commercial Subdivision as recorded in Plat Book 73 Page 23; thence South 89 degrees 47 minutes 01 seconds East with the south line of said Lot 11-B a distance of 52.20 feet to an iron pin found in the east line of said Lot 11-B; thence North 01 degrees 22 minutes 07 seconds West with the east line of said Lot 11-Ba distance of 50.84 feet to an iron pin found in the south line of Lot 2, City Center Subdivision as recorded in Plat Book 47 Page 5; thence South 89 degrees 52 minutes 00 seconds East with the south line of said Lot 2 a distance of 61.05 feet to a point (found iron pipe 1.5 foot south) in the west line of Stormwater Detention Basin, Airways Gardens Commercial Subdivision as recorded in Plat Book 73 Page 23; thence South 28 degrees 06 minutes 04 seconds East with said west line a distance of 384.58 feet to the point of beginning and containing 1.52 acres.

EASEMENT PARCELS AS REFERENCED IN EASEMENT AGREEMENT OF RECORD IN BOOK 525, PAGE 56 IN THE CHANCERY CLERK'S OFFICE OF DESOTO COUNTY, MISSISSIPPI.

INGRESS/EGRESS EASEMENT OF RECORD IN PLAT BOOK 102, PAGE 12 IN THE CHANCERY CLERK'S OFFICE OF DESOTO COUNTY, MISSISSIPPI.

EXHIBIT B
FACILITY INFORMATION

Facility Address	Use	Allocated Minimum Rent
2999 Centre Oak Way Germantown TN	Medical Office	$118,750
2020 Exeter Road Germantown, TN	Administrative Offices	$141,064
3350 N. Germantown Road Bartlett, TN	Medical Office	$149,768
1310 Wolf Park Drive Germantown, TN	GI Ambulatory Surgery Center	$347,298
1324 Wolf Park Drive Germantown, TN	Medical Office	$228,995
7668B Airways Southaven, MS	Medical Office and GI Ambulatory Surgery Center	$314,133